As filed with the Securities and Exchange Commission on March 3, 2021

Registration No. 333-252501

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2 )

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	2835	46-2316220
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1402 North Camino Real

San Clemente, California 92672

(714) 392-9752

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Charles Strongo

Chief Executive Officer

Global Wholehealth Partners Corporation

1402 North Camino Real

San Clemente, California 92672

(714) 392-9752

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stephen Mills, Esq.

PO Box 281077

Nashville, TN 37228

(615) 476-1151

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.” ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.¨ ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of shares to be Registered	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	11,993,271	$5.00	$59,966,355	$6,542.33

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated March 3, 2021

PROSPECTUS

11,993,271 Shares

Common Stock

Our common stock is listed on The OTC Markets under the symbol “GWHP.” The last reported sale price of our common stock on December 10, 2020 was $1.13 per share.

This prospectus relates to the offer and sale of up to 11,993,271 shares of common stock, par value $0.001, of Global Wholehealth Partners Corporation, a Nevada corporation, by EMC2 Capital, LLC, or EMC2 or the Selling Stockholder.

The shares of common stock being offered by the Selling Stockholder have been or may be issued pursuant to the purchase agreement dated July 22, 2020 that we entered into with EMC2. See “The EMC2 Transaction” on page 17 for a description of that agreement and “Selling Stockholder” on page 27 for additional information regarding EMC2. The prices at which EMC2 may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

The Selling Stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 34 for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 15 in this prospectus to read about the factors you should consider before buying shares of our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2021

You should rely only on the information contained in this prospectus or in any free writing prospectus we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus. We take no responsibility for, and can provide no assurance, as to the reliability of any other information that others may give you. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States: we have not done anything that would permit this offering outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

This summary does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully, especially the “Risk Factors” and our financial statements and the related notes from our Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on September 28, 2020, our Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020, our Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 16, 2021 and our Registration on Form 10-12G/A which covers the fiscal years ended June 30, 2018 and June 30, 2019, filed with the SEC on April 2, 2020, before deciding to invest in shares of our common stock.

PRoSPECTUS SUMMARY

Global WholeHealth Partners Corporation, and its subsidiaries, (collectively, “we,” “us,” “our,” the “Company” or “Global”) was founded to develop, manufacture and market in vitro diagnostic (“IVD”) tests for over-the-counter (“OTC” or consumer), or consumer-use and point-of-care (“POC” or professional) which includes hospitals, physicians’ offices and medical clinics, including those within penal systems throughout the US and abroad. The Company currently manufactures and markets a range of diagnostic test kits for consumer use through OTC sales, and for use by health care professionals, generally located at medical clinics, physician offices and hospitals, known as POC, in the United States. These test kits are known as in vitro diagnostic test kits or “IVD” products.

The Company believes, according to publicly available sources, that the IVD industry is a multi-billion-dollar industry that is increasing each year. This assessment includes all laboratory hospital-based products, OTC devices, and rapid tests performed at the point-of-care. The Company believes that the following factors can be attributed to the increase in overall need and use of IVD test kits: an aging baby-boomer population; increasing healthcare costs; the ever-growing number of uninsured and under-insured in the U.S. and abroad; and a general increase in consumer awareness, in part due to the wealth of information available on the internet.

The concepts that distinguish POC technology - operation simple enough for non-laboratory users; little or no maintenance requirement; and rapid, reliable results - mean that it can be applied equally well in many non-clinical settings, such as the OTC market. As advances in medical technology increasingly make it possible to diagnose diseases and physiological conditions from ever-smaller amounts of body fluids, certain diseases and conditions that once required diagnosis by physicians and/or medical technicians inside hospital emergency rooms, exam rooms/bedside studies, or private clinics, can now also be done by inexpensive, easy-to-use diagnostic devices that consumers can use in the comfort and anonymity of their home. Today, the average pharmacy, whether a privately-owned neighborhood store, or chain owned, has become an outlet for selling IVD test kits for in-home use.

Business

All the products we sell are manufactured in an FDA Approved Facility in the USA. An FDA Approved facility is a facility that meets Good Manufacturing Practices (“GMP”) with the FDA. The products that are not FDA approved to sell in the US are for export only and cannot be sold in the US. We are not presently looking to file for FDA 510K for the non-FDA approved products.

The following are tests that we offer for sale:

We list 56 unique tests for FDA Approved Over The Counter Tests (OTC).

1	Pregnancy Cassette 7mm (Large)	20	Amphetamine (AMP) Dipstick	39	Opiate (OPI) Cassette
2	Pregnancy Cassette 5mm (Small)	21	Barbiturate (BAR) Dipstick	40	Phencyclidine (PCP) Cassette
3	Pregnancy Combo Cassette	22	Benzodiazepine (BZD) Dipstick	41	Ecstasy (MDMA) Cassette
4	Pregnancy Serum Cassette	23	Cocaine (COC) Dipstick	42	Tricyclic Antidepressant (TCA) Cassette
5	Pregnancy Strip / Dipstick 3.5mm	24	Marijuana (THC) Dipstick	43	2 Panel Multi-Drug Dipstick
6	Pregnancy Strip 5mm	25	Methadone (MTD) Dipstick	44	3 Panel Multi-Drug Dipstick
7	Pregnancy Combo Strip	26	Methamphetamine (MET) Dipstick	45	4 Panel Multi-Drug Dipstick
8	Pregnancy Midstream	27	Opiate (OPI) Dipstick	46	5 Panel Multi-Drug Dipstick
9	Menopause Cassette	28	Phencyclidine (PCP) Dipstick	47	6 Panel Multi-Drug Dipstick
10	Menopause Strip	29	Ecstasy (MDMA) Dipstick	48	8 Panel Multi-Drug Dipstick
11	Menopause Midstream	30	Tricyclic Antidepressant (TCA) Dipstick	49	10 Panel Multi-Drug Dipstick
12	Ovulation Cassette	31	Oxycodone (OXY) Dipstick	50	2 Panel Multi-Drug Cassette
13	Ovulation Strip	32	Amphetamine (AMP) Cassette	51	5 Panel Multi-Drug Cassette
14	Ovulation Midstream	33	Barbiturate (BAR) Cassette	52	6 Panel Multi-Drug Cassette
15	Colorectal Cancer Test	34	Benzodiazepine (BZD) Cassette	53	10 Panel Multi-Drug Cassette
16	Cholesterol	35	Cocaine (COC) Cassette	54	5 Panel Multi-Drug Cup
17	Glucose Rapid No machine Required	36	Marijuana (THC) Cassette	55	6 Panel Multi-Drug Cup
18	Blood Alcohol Test	37	Methadone (MTD) Cassette	56	10 Panel Multi-Drug Cup
19	ALL DRUG TESTS	38	Methamphetamine (MET) Cassette

1

We list 8 tests that are FDA CLIA WAIVED and Professional Approved.

Professional Approved means that only physicians and medical professionals can administer the test and the test is generally not covered by insurance. Clinical Laboratory Improvement Amendments (“CLIA”) which is defined as a test that can be carried out by medical professionals and has a low risk of an incorrect result and is generally covered by insurance.

1	H-Pylori	5	Fecal Occult Blood (FOB) Cassette
2	Influenza A Cassette	6	Strep A Cassette
3	Influenza B Cassette	7	Strep A Strip
4	Influenza A & B Combo Cassette	8	Mononucleosis Cassette

We list 9 tests that are FDA Approved for POC (Point Of Care) Professional Approval from FDA.

1	Urinalysis Reagent Strip 1 Test: 1 - Parameter	4	Urinalysis Reagent Strip 10 Test:
	URS-1A | Ascorbic Acid		Any 10 combination
	URS-1K | Ketone		URS-11 Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid
	URS-1P | Protein	5	Urinalysis Reagent Strip 11 Test:
	URS-1B | Blood		All 11 tests
	URS-1G | Glucose		URS-11 Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid
2	Urinalysis Reagent Strip 6 Test:	6	Cholesterol PROFESSIONAL FDA
	6-Parameter.Any combination	7	Troponin I Cassette (S) FDA
	Blood - Ketone - Glucose - Protein - pH	8	Troponin I Cassette (WB) FDA
	URS-OBGYN | Leukocyte - Nitrite - Blood - Protein - Glucose	9	HIV 1/2 Cassette FDA APPROVED
3	Urinalysis Reagent Strip 8 Test:
	Any 8 combination
	URS-11Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid

There are several different types of combinations of testing that can be done with the Urinalysis Reagent Strips. Urinalysis is a test of your urine. A urinalysis is used to detect and manage a wide range of disorders, such as urinary tract infections, kidney disease and diabetes. A urinalysis involves checking the appearance, concentration and content of urine. Mayo Clinic Oct 23, 2019.

Urinalysis tests include the following: 1.Glucose: This test is based on a double sequential enzyme reaction. One enzyme, glucose oxidase, catalyzes the formation of gluconic acid and hydrogen peroxide from the oxidation of glucose. A second enzyme, peroxidase, catalyzes the reaction of hydrogen peroxide with potassium iodide chromogen to oxidize the chromogen to colors ranging from blue-green to greenish-brown through brown and dark brown. 2.Bilirubin: This test is based on the coupling of bilirubin with a diazotized dichloroaniline in a strongly acid medium. The colors range from light tan to reddish-brown. 3.Ketone: This test is based on the reaction of acetoacetic acid with sodium nitroprusside in a strongly basic medium. The colors range from beige or buff-pink color for a “Negative” reading to pink and pink-purple for a “Positive” reading. 4.Specific Gravity: This test is based on the apparent pKa change of certain pretreated polyelectrolytes in relation to the ionic concentration. In the presence of an indicator, the colors range from dark blue or blue-green in urine of low ionic concentration to green and yellow-green in urine of higher ionic concentration. 5.Blood: This test is based on the pseudo peroxidase action of hemoglobin and erythrocytes which catalyzes the reaction of 3,3’,5, 5’-tetramethyl-benzidine and buffered organic peroxide. The resulting colors range from orange to yellow-green and dark green. Very high blood concentration may cause the color development to continue to dark blue.6. pH: This test is based on the well known double pH indicator method, where bromothymol blue and methyl red give distinguishable colors over the pH range of 5-9. The colors range from red-orange to yellow and yellow-green to blue-green.7. Protein: This test is based on the protein error-of-indicator principle. At a constant pH, the development of any green color is due to the presence of protein. Colors range from yellow for a “Negative” reaction to yellow-green and green to blue-green for a “Positive” reaction. 8.Urobilinogen: This test is based on a modified Ehrlich reaction in which p-diethylamino benzaldehyde reacts with urobilinogen in a strongly acid medium. Colors range from light pink to bright magenta. 9.Nitrite: This test depends on the conversion of nitrate to nitrite by the action of Gram-negative bacteria in the urine. The nitrite reacts with p-arsanilic acid to form a diazonium compound in an acid medium. The diazonium compound in turn couples with 1,2,3,4- tetrahydro benzo(h) quinoline to produce a pink color.10. Leukocytes: This test is based on the action of esterase present in leukocytes, which catalyzes the hydrolysis of an indoxyl ester derivative. The indoxyl ester liberated reacts with a diazonium salt to produce a beige-pink to purple color. 11.Ascorbic Acid: This test is based on the action of a complex chelating agent with a polyvalent metal ion in its higher state and an indicator dye that can react with the metal ion.

2

We list over 20 tests are NOT FDA Approved to sell in the US but can be sold for export only.

Ø	TB Cassette (tuberculosis)
Ø	Dengue Cassette
Ø	Malaria Cassette
Ø	HIV 1/2 Cassette.
Ø	RAPID EBOLA TEST
Ø	Ebola PCR tests 6 tests per pack
Ø	Zika Rapid Anti-Body Test (10,000 tests minimum order)
Ø	HBsAG (Hepatitis B Antigen) Cassette
Ø	Hep B Antibody Cassette
Ø	HCV (Hepatitis C) Cassette
Ø	H-Pylori
Ø	Syphilis Cassette
Ø	Anti-Syphilis Cassette
Ø	Syphilis Strip
Ø	HSV-1 (Herpes Simplex Virus 1) Cassette
Ø	HSV-2 (Herpes Simplex Virus 2) Cassette
Ø	HSV 1 & 2 Cassette
Ø	Gonorrhea Cassette
Ø	Gonorrhea Strip
Ø	Chlamydia Cassette SWAB TEST M or F
Ø	Strep A Cassette
Ø	Strep A Strip
Ø	Cholera Cassette
Ø	Mononucleosis Cassette

CANCER MARKERS: NOT FDA APPROVED

Ø	PSA 1ng
Ø	PSA 4ng
Ø	PSA 1 & 4
Ø	Fecal Occult Blood (FOB) Cassette
Ø	CEA Cassette
Ø	AFP Cassette

HEART MAKERS: NOT FDA APPROVED

Ø	Myoglobin Cassette
Ø	Myoglobin/Troponin Combo Cassette
Ø	CRP: C Reactive Protein Cassette
Ø	My/CRP Combo Cassette
Ø	My/CK-MB/Tri Combo Cassette

OTHER: NOT FDA APPROVED

Ø	TSH Adult Cassette (thyroid)
Ø	TSH Neonatal Cassette (thyroid)
Ø	IgE Allergy

Industry

The use of diagnostics in quality measures often is supported by clinical practice guidelines. Of all quality measures in HEDIS (The Healthcare Effectiveness Data and Information Set (“HEDIS”) is a widely used set of performance measures in the managed care industry, developed and maintained by the National Committee for Quality Assurance (“NCQA”) and NQMC (The National Quality Measures Clearinghouse (“NQMC”), we identified guidelines specifically recommending diagnostic use in the NGC for 61.5% of those in HEDIS and 78.5% of those in the NQMC.

Of course, the development of measures for HEDIS, NQMC and other quality assessment initiatives is a relatively new process and represents only a sample of evidence-based use of diagnostics. Nevertheless, this analysis conveys the essential role of diagnostics in health care quality. Further, the incorporation of diagnostics into quality measures serves as a benchmark for assessing underuse of diagnostics and the health and economic impact of such underuse.

3

In its annual report on the state of health care quality in the US, NCQA assessed the impact of under-compliance with HEDIS measures, including those pertaining to diagnostics, on avoidable adverse health events, deaths and costs. Table 1 below shows these impacts for measures pertaining to diagnostics used in breast cancer detection, cholesterol management, colorectal cancer screening and diabetes management.

Table 1: Relationship between Application of Selected HEDIS Diagnostic Quality Measures and Avoidable Adverse Health Events, Deaths and Costs

	Percent National Under-use in HEDIS Compliant Health Plans
HEDIS Quality Measure		Estimated Annual Avoidable Adverse Health Events	Estimated Annual Avoidable Deaths	Estimated Annual Avoidable Costs
Breast cancer screening	19.30%	7,600 breast cancer	600–1,000	$ 48 million
(biopsy, needle		cases treated in Stage
aspiration or		IV due to late
mammography)		diagnosis
Cholesterol management	48.9	14,600 major coronary events	6,900–17,000	$ 87 million
Colorectal cancer	51.9	20,000 cases of	4,200–6,300	$191 million
screening		colorectal cancer
(FOBT or colonoscopy)		diagnosed/treated at a
		later stage
Diabetes management	20.2	14,000 heart attacks, strokes, or amputations	4,300–9,600	$573 million
(HbA1c control)

549 State of health care quality: industry trends and analysis. Washington, DC: National Committee for Quality Trance, 2004.

These and other findings of the 2004 NCQA report on the state of health care quality demonstrate the potential for evidence-based use of diagnostics to improve health care quality and to avoid unnecessary adverse health events, deaths and costs. These studies are the most recent and as time has passed, we all understand that the cost of Health Care has gone up dramatically and therefore the savings to the health care industry is even greater than the studies show (See Table 1 above).

Health care increasingly is subject to demands for improved health and quality of life and constraints on the spending required to deliver these improvements. In vitro diagnostics, henceforth in this report referred to as diagnostics, aid in responding to such demands by enabling accurate detection of health risks and disease at earlier stages and improving treatment and disease management, while diminishing subsequent health problems and their associated costs. Diagnostics serve a key role in the health value chain by influencing the quality of patient care, health outcomes, and downstream resource requirements.

From consumer-friendly at-home pregnancy and glucose monitoring tests to more complex automated laboratory-based systems, these tests are often first-line health decision tools. While diagnostics comprise less than 5% of hospital costs and about 1.6% of all Medicare costs, their findings influence as much as 60-70% of health care decision-making. The value of diagnostics accrues to not only clinicians and patients, but to health care managers, third-party payers, and quality assurance organizations that use diagnostic performance to measure and improve health care quality.

The following data have been culled from various publicly available sources that the Company believes to be accurate but cannot guarantee it. The Company has attempted to provide conservative statistics and believe that it is generally known that the market for IVD products is significant and is continuing to grow.

The pregnancy test is one of the primary home tests used in the world. The Company believes that approximately, 85,000 retail drug stores in the U.S. are selling over $900 million of pregnancy tests alone and continues to increase annually. Presently, it knows of five major manufacturers of this product.

The ovulation test market is generally estimated at $51 million annually and is growing annually. Presently, the Company is aware of four major brand companies that offer this test.

The glucose (diabetes) whole blood test is used to test for abnormal glucose blood levels. A significant number of individuals are affected in the United States with non-insulin dependent diabetes (Type II), many of whom are without knowledge of the disease. This disease, left untreated, can cause cardiovascular disorders and cataracts. With the explosive growth of childhood obesity and general poorer health on Americans, this test can save thousands of lives.

4

As mentioned in the Table 1: Diabetes management: There are 14,000 heart attacks, strokes, or amputations; 4,300–9,600 Deaths, but with Rapid Diagnostic Testing an annual avoidable cost of $573 million per year, and lives saved.

The Company’s most recent OTC product is its colorectal test (colon disorders). The Company estimates the demand for this test to increase with awareness of availability. It knows of only one other company that is currently offering this product. The colorectal Cancer screening tests helps detect the possibility of cancer early and can saves thousands of lives and millions of dollars. Colorectal cancer screening (FOBT) Fecal Occult Blood Test: 20,000 cases of colorectal cancer diagnosed/treated at a later stage and 4,200–6,300 deaths, but with Rapid Diagnostic Testing an annual avoidable cost of $191 million per year and lives saved.

The Company’s cholesterol OTC test and its cholesterol colorimetric POC test are available to test for abnormal levels of cholesterol in whole blood. There is evidence that a high blood cholesterol level increases the risk of developing arteriosclerosis, and with it the risk of coronary heart disease or stroke. This heart disease is the leading cause of death in the United States, as reported by the American Heart Association. Estimated Annual Avoidable Adverse Health Events are estimated to be approximately 14,600 with estimated annual avoidable deaths of approximately 6,900–17,000 from high Cholesterol. Rapid Diagnostic Tests taken by this populations would save an estimated $87 million per year and lives saved.

The market for drugs-of-abuse tests for the over-the-counter market is generally estimated to be one of the fastest growing markets of all IVD test products. At present, the Company believes that many law enforcement and governmental agencies are using laboratory testing facilities and must wait for results, often taking one week to ten days. The Company’s tests are completed onsite within ten minutes.

A significant number of people are infected by the H-Pylori bacteria, which are associated with ulcers. The Company’s H-Pylori test for the POC is one of its newest products.

All of the Company’s diagnostic tests, over 90 products are available for international distribution. The Company believes that its tests are excellent for distribution and use in underdeveloped countries because, unlike lab and other rapid diagnostic tests, its test kits do not need refrigeration and can withstand extended periods of excessive heat.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Three months ended September, 2020 compared with the three months ended September, 2019.

5

Operating Expenses

A summary of our operating expense for the three and six months ended December 31, 2020 compared with the three and six months ended December 31, 2019 follows:

	Three Months Ended December 31,		Increase/
	2020	2019	(Decrease)
Operating expenses:
Professional fees	$13,450	$21,400	$(7,950)
Research and development	65,000	—	65,000
Selling, general and administrative	21,397	29,698	(8,301)
Total operating expenses	$99,847	$51,098	$48,749

	Six Months Ended December 31,		Increase/
	2020	2019	(Decrease)
Operating expenses:
Professional fees	$47,225	$35,900	$11,325
Research and development	204,010	—	204,010
Selling, general and administrative	54,661	33,996	20,665
Total operating expenses	$305,896	$69,896	$236,000

Professional Fees

Professional fees relate to expenditures incurred primarily for legal and accounting services. During the three months ended December 31, 2020 compared to the three months ended December 31, 2019 professional fees decreased $7,950 primarily due to decreased auditor related fees. During the six months ended December 31, 2020 compared to the six months ended December 31, 2019, professional fees increased $11,325 primarily due to an increase in accounting fees related to the fiscal 2020 audit and related accounting costs.

Research and Product Development

Research and Product Development (“R&D”) costs represent costs incurred to develop our tests and are incurred pursuant to agreements with other third-party providers and certain internal R&D cost allocations when applicable. R&D costs are expensed when incurred. During the three and six months ended December 31, 2020 compared to the three and six months ended December 31, 2019, R&D costs increased $65,000 and $ 204,010 as a result of study costs related to COVID-19 rapid diagnostic tests we plan to sell.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) costs include all expenditures related to personnel, travel and entertainment, public company compliance costs, insurance and other office related costs. SG&A costs decreased by $8,301 to $21,397 during the three months ended December 31, 2020 compared to $29,698 during the three months ended December 31, 2019. The decrease is due to a decrease in personnel and stock transfer agent fees offset by the inclusion of rent expense that we did not incur in the prior year. SG&A costs increased by $20,665 to $54,661 during the six months ended December 31, 2020 compared to $33,996 during the six months ended December 31, 2019. The increase is due to the inclusion of rent expense that we did not incur in the prior year offset by a decrease in personnel costs.

6

Other Income and (Expense)

Other expense includes interest expense recognized on our debt obligations and accretion of the debt discount related to that debt. During the three and six months ended December 31, 2020, interest expense and accretion of debt discount increased $90,294 and $136,250, respectively.

Liquidity and Capital Resources

As of December 31, 2020, our assets consisted of $7,476 in cash and accounts receivable, and $236,016 in prepaid expenses and other current assets and inventory, compared to current liabilities of $185,233. From inception to December 31, 2020, we have incurred an accumulated deficit of $5,181,426. This loss has been incurred through a combination of professional fees, R&D and SG&A costs to support our plans to develop our business and includes $3,700,000 of expense related to the issuance of 1.85 million shares in exchange for services. During the six months ended December 31, 2020, the Company had revenue of $37,460, gross profit of $9,329 and incurred a loss from operations of $296,567. The Company has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. The Company currently has insufficient funds to operate over the next twelve months. To finance our operations, we have entered into the EMC2 SPA, which, once our Form S-1 is declared effective, will provide us the necessary financing to remain a going concern over the next twelve months. However, our ability to obtain financing under the EMC2 SPA is dependent on the SEC declaring our Form S-1 filed on January 28, 2020 to be effective. We make no assurances or representations that the SEC will make the S-1 effective. Additionally, we are currently pursuing additional funds through equity or debt financing or a combination thereof. However, aside from the EMC2 SPA, the Company has no commitments to obtain any such financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

Summary of Cash Flows

Presented below is a table that summarizes the cash provided or used in our activities and the amount of the respective increases or decreases in cash provided by (used in) those activities between the fiscal periods:

	Six Months Ended December 31,		Increase/
	2020	2019	Decrease
Operating activities	$(424,089)	$(39,821)	$(384,268)
Investing activities	(3,505)	—	(3,505)
Financing activities	419,922	20,000	399,922
Net increase (decrease) in cash and cash equivalents	$(7,672)	$(19,821)	$12,149

Operating Activities

Net cash used in operating activities increased $384,268 primarily due to increases in R&D, professional fees and SG&A costs.

Investing Activities

Net cash used in investing activities increased $3,505 due to the purchase of computer equipment.

Financing Activities

During the six months ended December 31, 2020, the Company received $430,000 upon the sale of 514,298 shares of common stock, $162,000 from the sale of convertible promissory notes, and $38,422 from advances under a related party note. The Company made principal payments totaling $73,000 towards convertible promissory notes and $137,500 towards the related party note due to LionsGate.

Other Contractual Obligations

None.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recently Issued Accounting Pronouncements

See Note 2 to our Financial Statements for more information regarding recent accounting pronouncements and their impact to our results of operations and financial position.

7

New Accounting Standards to be Adopted Subsequent to December 31, 2020

None.

Critical Accounting Policies and Significant Judgments’ and Use of Estimates

We have prepared our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our preparation of these financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. These estimates can also affect supplemental disclosures including information about contingencies, risk and financial condition. Critical accounting estimates are defined as those that are reflective of significant judgments and uncertainties and potentially yield materially different results under different assumptions or conditions. Given current facts and circumstances, we believe that our estimates and assumptions are reasonable, adhere to GAAP and are consistently applied. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are more fully described above under the Notes to Financial Statements “NOTE 2 – Summary of Significant Accounting Policies”.

Related Party Transactions

For a discussion of our Related Party Transactions, refer to “Note 5 - Related Party Transactions” to our Financial Statements included in our Quarterly Report on Form 10-Q for the period ended December 31, 2020, filed with the SEC on February 16, 2021.

Competition

Several companies around the world carry similar products, typically comprised of approximately 10-30 different products. However, we carry the largest line of products that we know of including over 100 products. As of December 31, 2020, Global Wholehealth Partners Corp. has made limited sales.

Marketing and Sales

The Company plans on selling through large and small distributors, giving the company the greatest opportunity to sell to a greater amount of people, doctors, hospitals, clinics and governments.

Research and Development

We are continuing to look for needs in the world to create and work with our scientific team and science partners to make a rapid test for the newest diseases, such as ZIKA, EBOLA, TB, and Malaria.

Employees

As of December 31, 2020 , we have 4 full-time employees, 3 part-time employees and 9 independent contractors.

Legal Proceedings

From time to time, we may be party to litigation matters occurring in the ordinary course of our business. As of the date hereof, however, there are no material pending legal or governmental proceedings relating to our Company to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this report. We have a Board comprised of two members. Each director holds office until a successor is duly elected or appointed. Executive officers serve at the discretion of the Board and are appointed by the Board. Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

Name	Age	Current Position With Us	Director or Officer Since
Charles Strongo	56	CEO, CFO, Treasurer, Chairman and Secretary	August 1, 2019
Rene Alvarez	82	COO, President, Director	August 1, 2019
Dr. Scott Ford	67	Director	August 1, 2019
Dr. Shuijie Cui	56	Chief Science Officer and Director	August 1, 2019
Wolfgang Groeters	85	Director	August 1, 2019

8

Former Officers and Directors

Joseph Acaro, CEO, President and Director from March 9, 2019 to May 6, 2019.

Barbara Bauman was appointed Custodian of the Company on February 27, 2019 by the Clark County District Court of Nevada. Mrs. Bauman was appointed President, Secretary, Treasurer and Director on February 27, 2019 and resigned as President on March 9, 2019 but maintained her positions as Secretary, Treasurer and Director until May 6, 2019.

Sara P. Gonzales, CEO, President, Secretary, Treasurer and Director since May 6, 2019 through August 1, 2019 resigned all position except for Secretary on August 1, 2019 maintaining the position of Secretary.

Lai Kah Yin became the Sole officer (President, Treasurer and Secretary) and sole Director on April 30, 2017 upon the resignation of by Seng Kok Wan of Malaysia from the position of sole officer and sole Director. Lai Kah Yin was effectively replaced as a result of the custodianship granted by the Nevada Courts on February 27, 2019.

Sara Gonzales, Secretary from May 6, 2019 to April 15, 2020. On April 15, 2020, the Company’s Board of Directors accepted the resignation letter dated January 1, 2020 from Sarah Gonzales as the Company’s Secretary. Her resignation was not due to any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices and on April 15, 2020 was officially accepted by the Company’s Board of Directors To fill the vacancy created by Ms. Gonzales’ resignation, the Company’s Board of Directors appointed Charles Strongo as the Company’s Secretary.

Richard Johnson, Chief Financial Officer, Treasurer and Director from August 1, 2019 to September 29, 2020. On September 29, 2020, the Company’s Board of Directors accepted the resignation letter dated August 21, 2020 of Richard Johnson as the Company’s Chief Financial Officer, Treasurer and Director. His resignations were not due to any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices, nor regarding the general direction of the Company. Effective as of September 29, 2020 to fill the vacancies created by Mr. Johnson’s resignations, the Company’s Board of Directors appointed Charles Strongo as the Company’s Chief Financial Officer and Treasurer.

Biographical Information

Set forth below are the names of all of our directors and executive officers, all positions and offices held by each person, the period during which each has served as such, and the principal occupations and employment of such persons during at least the last five years, and other director positions held currently or during the last five years:

Current Directors and Officers

Charles Strongo, MBA. Mr. Strongo currently serves as the Company’s CEO and Chairman since August 1, 2019 and as Secretary as of April 15, 2020. Mr. Strongo has 30 years’ experience in business management and operations with a proven track record of increasing profitability in the health care industry and particularly in the in-vitro diagnostic industry. Mr. Strongo has been in the in vitro diagnostic business for the past Twenty-Four years, having begun in 1995, the beginning of the “over-the counter” in-vitro diagnostic industry and has managed annual budgets exceeding $500 million. Mr. Strongo has served as President and Chief Executive Officer of EarlyDETECT, Inc. (EDI) since March, 2004. He was a member of the EDI Board of Directors from June 2002 until June 2009. Prior to that, Mr. Strongo served as the Chief Financial Officer for two years. Mr Strongo has owned and operated his own successful FDA Approved diagnostic manufacturing facility. Mr. Strongo has a comprehensive knowledge of ISO and FDA regulations and has prepared several companies for the ISO inspections. Mr. Strongo has filed more than twenty FDA 510K filings; he has also worked on countless pharmaceutical filings. Mr. Strongo has prepared several companies for FDA inspections, under FDA regulatory GMP guidelines. Mr. Strongo has cleared companies for ISO 13485 CDM in less than 6 months, a process that usually takes a year. Mr. Strongo’s dynamic personality, keen understanding and extensive professional expertise, have enabled Mr. Strongo to increase profitability for multiple companies domestically and internationally. Mr. Strongo established businesses in foreign countries, including Canada, Brazil, China, South Africa, Russia, Taiwan, Mexico, Malaysia, Thailand, and the Philippines. Mr. Strongo holds a BA/MBA in Business Management from National University.

Rene Alvarez. Mr. Alvarez currently serves as the Company’s COO/President as of May 8/2020 and Director since August 1, 2019. Mr. Alvarez is a graduate of Canisius College (BS in Accounting) and earned a law degree at the State University of New York at Buffalo (LLB and JD degrees). He was admitted to the New York State Bar Association in 1969. Mr. Alvarez also spent two years in the U.S. Army where he attained the rank of Captain and earned the Bronze Star while serving in Viet Nam. After fulfilling his military service, he joined Ford Motor Company in 1969 where he held various key executive positions including Senior Vice President of a Ford subsidiary from which he retired in 1999. After retiring, Mr. Alvarez joined LA Fitness International, LLC as Corporate Vice President until he once again retired in June of 2011. Mr. Alvarez also served as Chairman of the Board of L. L. Knickerbocker Company, a major marketing and distribution source for celebrity products and currently serves on the Boards of Planet Electric, Inc., Whole Health Product, Inc., Las Vegas Cares, and Nevco Co. Mr. Alvarez resides in Newport Beach, California with his wife and two children.

9

Dr. Scott Ford. Dr. Ford practiced general dentistry for over 39 years retiring in 2016. Dr. Ford taught at USC Dental School as a clinical instructor, part-time for over 7 years both in Emergency Dentistry and Restorative Dentistry. Dr. Ford was a co-founder of Rowpar Pharmaceuticals, a privately held dental products corporation and manufacturer of ClōSYS® oral health products. Dr. Ford received his BA in Biology from UC San Diego in 1975 and DDS degree from University of Southern California School Of Dentistry in 1971.

Shuijie Cui. Mr. Ciu served as a post doctorate Fellow in the Ob/Gyn and Reproductive Biology department of The University of Texas Medical School at Houston. Mr. Cui also served as a post doctorate Fellow in the Division of Laboratory Medicine, M.D. Anderson Cancer Center at The University of Texas, Houston. Dr. Cui is known as the father of Strep A Tests. Dr. Cui worked with the Chinese Government on the testing and vaccine for SARS. Dr.

Wolfgang Groeters. Mr. Groeters’ brings several decades of experience in health care and diagnostics and had worked as an engineer for Medtronic's, Bentley Labs, Edward Science and others. Wolfgang has a strong understanding of the health care industry in specialty items.

       All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

None of or directors or officers are involved in any legal proceedings as described in Regulation S-K (§229.401(f)).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Because we do not have a class of equity securities registered pursuant to section 12 of the Exchange Act we are not required to make the disclosures required by Item 405 of Regulation SK.

CODE OF ETHICS

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, because of the small number of persons involved in the management of the Company.

CORPORATE GOVERNANCE

Director Independence

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors; however, at this time, after considering all of the relevant facts and circumstances, our Board has determined that Rene Alvarez, Dr. Scott Ford and Wolfgang Groeters are independent from our management and qualify as an “independent director” under the standards of independence of the FINRA listing standards. We do not currently have a majority of independent directors as required by the FINRA listing standards. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure

We currently have two executive officers and six directors. Our Board has reviewed our current Board leadership structure — which consists of a Chief Executive Officer who is also the Chairman of the Board and five other Directors of which three are independent — in light of the composition of the Board, our size, the nature of our business, the regulatory framework under which we operate, our stockholder base, our peer group and other relevant factors, and has determined that this structure is currently the most appropriate Board leadership structure for our company. Nevertheless, the Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should be separated based on what the Board believes is best for us and our stockholders.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day to day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of our financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

10

Board of Directors Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended June 30, 2020, the Board held a total of six (6) meetings. All members of the Board attended all Board meetings. We do not maintain a policy regarding director attendance at annual meetings and we did not have an annual meeting of shareholders during the fiscal years ended June 30, 2020 and 2019.

We do not currently have any standing committees of the Board. The full Board is responsible for performing the functions of: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating Committee.

Stockholder Communications

Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board at Global WholeHealth Partners Corporation, Attention: Charles Strongo, 2227 Avenida Oliva, San Clemente, CA, 92673. The Board will review and respond to all correspondence received, as appropriate.

ITEM 11. EXECUTIVE COMPENSATION

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers, and considers the modification of existing compensation and the adoption of new compensation plans. The board has not retained any compensation consultants.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by our executive officers who were serving as executive officers during the fiscal years ended June 30, 2020 and 2019:

Name and Principal Position	Year Ended June 30,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Charles Strongo (2) CEO, Chairman and Secretary	2020	—	—	—	—	—	—
Richard Johnson (2) CFO, Treasurer and Director	2020	—	—	—	—	—	—
Rene Alvarez COO, President and Director	2020	—	—	—	—	—	—
Dr. Shuijie Cui Chief Science Officer and Director	2020	—	—	—	—	—	—
Joseph Arcaro (1) Former CEO, President and Director	2019	—	—	—	—	—	—
Sara P. Gonzales (2) (3) Former CEO, President, Treasurer and Secretary	2019	—	—	—	—	—	—
Barbara Bauman (3) Former Treasurer, Secretary and Director	2019	—	—	—	—	—	—
Lai Kah Yin (4) Former CEO, President, Treasurer, Secretary and Director	2018 and 2019	—	—	—	—	—	—
11

(1) Mr. Arcaro was appointed as CEO, President and Director on March 9, 2019. Mr. Arcaro did not earn and was not paid any compensation for the year ended June 30, 2019. Mr. Arcaro resigned all positions on May 6, 2019.

(2) Sara Gonzales was appointed as CEO, President, Treasurer, Secretary and Director on May 6, 2019. Sara Gonzales did not earn and was not paid any compensation for the year ended June 30, 2019. Sara Gonzales resigned all positions on August 1, 2019 except as Secretary which position she resigned from on April 15, 2020 and Mr. Strongo assumed. In her place, on August 1, 2019, the Company appointed Charles Strongo to serve as the Company’s CEO, President and Chairman and Richard Johnson to serve as the Company’s CFO, Treasurer and Director. Mr. Johnson resigned as CFO, Treasurer and Director on September 29, 2020.

(3) Barbara Bauman was appointed Custodian of the Company on February 27, 2019 by the Clark County District Court of Nevada. Mrs. Bauman was appointed President, Secretary, Treasurer and Director on February 27, 2019. Mrs. Bauman resigned as President on March 9, 2019 but maintained her positions as Secretary, Treasurer and Director until May 6, 2019. Mrs. Bauman did not earn and was not paid any compensation for the year ended June 30, 2019.

(4) Lai Kah Yin became the Sole officer (President, Treasurer and Secretary) and sole Director on April 30, 2017 upon the resignation of by Seng Kok Wan of Malaysia from the position of sole officer and sole Director. Mr. Wan originally became CEO, President, Treasurer, Secretary and Director on April 30, 2015 as a result of his purchase of 57.31%, or 30,000 shares of the Company’s common stock from the prior CEO, Robert Schwarz. Lai Kah Yin did not earn and was not paid any compensation for the year ended June 30, 2019.

Employment Agreements

We currently have no employment agreements in place.

Outstanding Equity Awards as Fiscal Year-End

None.

Payments Upon Termination of Change in Control

There are no understandings or agreements known by management at this time which would result in a change in control.

Compensation of Directors

We have provided no compensation to our directors for their services provided as directors.

Recent Developments

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of the date of this report by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director, director nominee, and Named Executive Officer; and (iii) all executive officers and directors as a group:

Name and Address of Beneficial Owner (1)	Number of shares Beneficially Owned (2)	Percent of Class Owned (2)
Directors and Officers
Charles Strongo	8,825,531	14.72%
Rene Alvarez	7,133,268	11.90%
Dr. Scott Ford	674,834	1.13%
Dr. Shuijie Cui	2,775,000	4.63%
Wolfgang Groeters	2,030,000	3.39%
All Directors and Officers as a Group	21,438,633	35.759%

5% shareholders
Linosgate Funding Group	5,907,161	9.85%
Charles Strongo	8,825,531	14.72%
Richard Johnson	4,040,000	6.74%
Rene Alvarez	7,133,268	11.90%
Dr. Scott Ford	674,834	1.13%
5% shareholders as a group	26,580,794	44.33%
Total Directors and Officers and 5% Shareholders	31,385,794	52.34%

* less than 1%

12

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 3651 Lindell Road, Suite D410, Las Vegas, NV 89103

(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 56,116,358 shares of common stock issued and outstanding on a fully diluted basis as of August 21, 2019. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. All the share amounts listed represent common stock held. No derivatives are outstanding as the hate hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company currently has no related party transactions that meet the thresholds defined in Regulation S-K 229.404.

We expect that our board will adopt a written policy for the review of related party transactions. For purposes of the policy, a related party transaction will include transactions in which (1) the amount involved in any consecutive 12-month period is more than the lesser of (i) $120,000 or (ii) one percent of the Company’s average total assets at year-end in the prior two completed fiscal years, (2) the Company is a participant, and (3) any related party has a direct or indirect material interest. The policy is expected to define a “related party” to include directors, nominees for director, executive officers, beneficial owners of more than 5% of the Company’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related party transactions must be approved by the Company’s board of directors or, in the event of an inadvertent failure to bring the transaction to the board, ratified by the board. In the event that a member of the board has an interest in a related party transaction, the transaction must be approved or ratified by the disinterested members of the board. In deciding whether to approve or ratify a related party transaction, the board will consider the following factors:

●       whether the terms of the transaction are (1) fair to the Company and (2) at least as favorable to the Company as would apply if the transaction did not involve a related party;

●       whether there are demonstrable business reasons for the Company to enter into the transaction;

●       whether the transaction would impair the independence of an outside director under the Company’s director independence standards; and

●       whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

Independent Directors

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, Our Board considers that a director is independent when the director is not an officer or employee of the Company, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of FINRA and the rules and regulations of the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, our Board has affirmatively determined that three of our six directors, including Rene Alvarez, Dr. Scott Ford and Wolfgang Groeters, qualify as “independent” directors.

Corporate Information

Global WholeHealth Partners Corporation was incorporated in Nevada on March 7, 2013. Our principal office is located at 2227 Avenida Oliva, San Clemente, California 92673.

Our website address is www.gwhpcorp.com. Information found on our website is not incorporated by reference into this report. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on The OTC Markets, under the symbol “GWHP.”

13

THE OFFERING

Common stock to be offered	11,993,271 shares consisting of:
by the Selling Stockholder
1,415,094 Commitment Shares issued to EMC2 upon the execution of the Purchase Agreement;

2,000,000 shares underlying the Commitment Warrants issued to EMC2 upon the execution of the Purchase Agreement; and

8,578,177 shares we may sell to EMC2 under the Purchase Agreement from time to time after the date of this prospectus.

Common stock outstanding prior to this offering	59,966,358 shares

Common stock to be outstanding after giving effect to the issuance of 11,993,271 shares under the Purchase Agreement registered hereunder	71,959,629 shares

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by EMC2 in this offering. We may receive up to $100,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to EMC2 pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to EMC2 under the Purchase Agreement will be used for working capital and general corporate purposes See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on The OTC Markets	“GWHP”

The EMC2 Transaction

On July 22, 2020, we entered into a purchase agreement with EMC2, which we refer to in this prospectus as the Purchase Agreement, pursuant to which EMC2 has agreed to purchase from us up to an aggregate of $100,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also, on July 22, 2020, we entered into a registration rights agreement with EMC2, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we are required to file with the SEC a registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to EMC2 under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 1,415,094 shares of our common stock and 2,000,000 warrants to EMC2 as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, which we refer to in this prospectus as the Commitment Shares and Commitment Warrants.

We do not have the right to commence any sales of our common stock to EMC2 under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of EMC2’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, direct EMC2 to purchase shares of our common stock in amounts up to 100,000 shares on any single business day, subject to a maximum of $1,000,000 per purchase, plus other “VWAP Purchases” under certain circumstances. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to EMC2. The purchase price of the shares that may be sold to EMC2 under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. EMC2 may not assign or transfer its rights and obligations under the Purchase Agreement.

14

As of July 22, 2020, there were 59,966,358 shares of our common stock outstanding, of which 35,742,559 shares were held by non-affiliates, excluding the 1,415,094 commitment shares that we have already issued to EMC2 under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $100,000,000 of our common stock to EMC2, only 11,993,271 shares of our common stock are being offered under this prospectus, which represents: (i) 1,415,094 shares that we already issued to EMC2 as a commitment fee for making the commitment under the Purchase Agreement; (ii) 2,000,000 shares underlying the Commitment Warrants; and (iii) an additional 8,578,177 shares which may be issued to EMC2 in the future under the Purchase Agreement, if and when we sell shares to EMC2 under the Purchase Agreement. Depending on the market price of our common stock at the time we elect to issue and sell shares to EMC2 under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If all of the 11,993,271 shares offered by EMC2 under this prospectus were issued and outstanding as of the date hereof, such shares would represent 16.67% of the total number of shares of our common stock outstanding and 33.55% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 11,993,271 shares offered under this prospectus to EMC2, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by EMC2 is dependent upon the number of shares we sell to EMC2 under the Purchase Agreement.

Under applicable rules of The NASDAQ Capital Market, in no event may we issue or sell to EMC2 under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 11,993,271 shares based on 59,966,358 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to EMC2 under the Purchase Agreement equals or exceeds $1.59 (which represents the closing consolidated bid price of our common stock on July 22, 2020, plus an incremental amount to account for our issuance of the Commitment Shares to EMC2), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of The NASDAQ Capital Market.

The Purchase Agreement also prohibits us from directing EMC2 to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by EMC2 and its affiliates, would result in EMC2 and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to EMC2.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes in our Quarterly and Annual Reports along with our other SEC filings, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

We have a history of operating losses and expect to incur additional losses in the future.

We have sustained losses in recent years, which as of June 30, 2020, accumulated to $4,748,609, including an operating net loss of $4,285,527 and $30,867 for the year ended June 30, 2020 and 2019, respectively. We are likely to continue to incur net losses as we pursue our strategy, which is currently focused on developing our sales channels and distribution partnerships. Our losses have had, and will continue to have, an adverse effect on our shareholders’ equity and working capital. Any failure to achieve and maintain profitability would continue to have an adverse effect on our shareholders’ equity and working capital and could result in a decline in our share price or cause us to cease operations. To date, the Company has not made any sales. Also, our auditor has expressed substantial doubt as to company’s ability to continue as a going concern.

15

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements have been and will continue to be significant. We will require additional funds to develop sales channels and market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In either of the aforementioned situations, we may not be able to fully implement our growth plans.

Additional financings that we may require in the future will dilute the percentage ownership interests of our stockholders and may adversely affect our earnings and net book value per share. In addition, we may not be able to secure any such additional financing on terms acceptable to us, if at all. Moreover, if we are unable to obtain such additional capital as discussed above, we will be required to stop our operations, and will resume our activities, only after capital is raised.

To facilitate ongoing operations and product development, on July 22, 2020, the Company entered into a purchase agreement with EMC2 (the “EMC2 Purchase Agreement”), pursuant to which EMC2 has agreed to purchase up to an aggregate of $100,000,000 of common stock of the Company (subject to certain limitations) from time to time over the term of the EMC2 Purchase Agreement.

Per the terms of the EMC2 Purchase Agreement, we may direct EMC2 to purchase up to $100,000,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts up to 100,000 shares of our common stock, which may be increased to up to 2,000,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum commitment by EMC2 of $500,000 per regular purchase. The purchase price for Regular Purchases shall be equal to the lesser of (i) 95% of the lowest Sale Price of the Common Stock on the Purchase Date or (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the ten (10) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date.

The extent to which we rely on EMC2 as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from EMC2 were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $100,000,000 under the Purchase Agreement to EMC2, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Because of the potential conflict of interest of Mr. Charles Strongo and Dr. Shujie Cui as being principles and officers of WholeHealth Products, Inc, the potential conflict must not interfere with the sales of Global WholeHealth Partners Corp.

As officers of WholeHealth Products, Inc., a potential conflict could arise if WholeHealth Products, Inc. pursued the in vitro diagnostic business. WholeHealth Products, Inc. was founded in 2013 and has had no sales to date. WholeHealth Products Inc. is currently contemplating entering the business of providing medical supplies such as gloves, masks, gowns and disposables and does not intend to enter the in vitro diagnostics business. However, should WholeHealth Products Inc. pursue business in the in vitro diagnostic business, a conflict would arise that would require the resignation of either Mr. Strongo or Dr. Cui from their position as an officer of the Company.

Because of our limited operating history, we may not be able to successfully operate our business or execute our business plan.

In 2019, under our new leadership team, we went through a strategy change, which shifted our focus from the energy business to selling our diagnostic products. Given our limited operating history, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

•	the absence of a lengthy operating history;
•	insufficient capital to fully realize our operating plan;
•	expected continual losses for the foreseeable future;
•	operating in multiple currencies;
•	our ability to anticipate and adapt to a developing market(s);
•	acceptance of our products;
•	limited marketing experience;
•	a competitive environment characterized by well-established and well-capitalized competitors;
•	the ability to identify, attract and retain qualified personnel; and
•	operating in an environment that is highly regulated by a number of agencies.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. If we are unable to successfully address these risks our business could be harmed.

The commercial success of our products as well as any future products depends upon the degree of market acceptance by the in-vitro diagnostics industry.

In order to achieve high volume sales, and attain a leading market share, our products must not only be approved by regulators, but also endorsed by the in vitro diagnostics industry. Our success depends on our tests ability to accurately identify disease in a cost-effective manner. We are aware of this key factor and are focusing on rapid diagnostic tests that can save lives and save money. However, there remain no assurances that we will succeed, nor is it clear how long it will take until we receive market recognition.

16

Any product that we bring to the market may or may not gain market acceptance by prospective customers. The commercial success of our products and any future product depends in part on the in-vitro diagnostic industry and our solutions as a useful and cost-effective option compared to current and competing solutions. If our products or any future product do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of our products will depend on a number of factors, including:

•	The cost, safety, efficacy, and convenience of our products;
•	the acceptance of our products as a superior solution in the in-vitro diagnostic industry;
•	the ability of third parties to enter into relationships with us without violating their existing agreements;
•	the effectiveness of our sales and marketing efforts;
•	the strength of marketing and distribution support for, and timing of market introduction of, competing products; and
•	publicity concerning our products or competing products.

Our efforts to penetrate the in-vitro diagnostic industry and educate the marketplace on the benefits of our products may require significant resources and may never be successful.

We may face significant competition from other companies looking to expand their line of products

We expect to face significant competition in every aspect of our business, and particularly from other companies that carry the same types of products.

We believe that many of our competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new diagnostic tools or develop existing technologies to compete with our diagnostic technology. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, are more convenient or are less expensive than our product candidates.

We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products.

Our future business success will depend upon our ability to maintain and enhance our product portfolio with respect to advances in technological improvements for certain diagnostic products and market products that meet customer needs and market conditions in a cost-effective and timely manner. Maintaining and enhancing our product portfolio may require significant investments in licensing fees and royalties. We may not be successful in gaining access to new products that successfully compete or are able to anticipate customer needs and preferences, and our customers may not accept one or more of our products. If we fail to keep pace with evolving technological innovations or fail to modify our products and services in response to customers’ needs or preferences, then our business, financial condition and results of operations could be adversely affected.

We currently rely on a limited number of suppliers to produce certain key components of our products.

We have partnered with four suppliers and contract manufactures, which make 80% of the tests that we sell. Each manufacturer covers approximately 20% of the products we market. The remaining 20% is manufactured by Dr. Shujie Cui at his facility in San Diego. Dr. Shujie Cui is our Chief Science Officer. In the event that one or all of our manufacturers is unable to provide us with product, we would have to manufacture those products at the San Diego facility with Dr. Shujie Cui. This would cause a 3-4-month delay in shipping, increase our costs by approximately 20% and have a material adverse effect on the profitability of the Company.

Additionally, if any of our suppliers failed to comply with Current Good Manufacturing Practices, the Company would have to find new suppliers and the price difference may be too much for the Company to remain competitive thereby having a potentially adverse impact on the Company’s operations and profitability.

We face risks related to health pandemics and other widespread outbreaks of contagious disease, including the novel coronavirus, COVID-19, which could significantly disrupt our operations and impact our financial results.

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. In December 2019, an outbreak of respiratory illness caused by a strain of novel coronavirus, COVID-19, began in China. As of March 2020, that outbreak has led to numerous confirmed cases worldwide, including in the United States. The outbreak and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce. Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. The future progression of the outbreak and its effects on our business and operations are uncertain. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions. There can be no assurance that we will be able to avoid any impact from the spread of COVID-19 or its consequences, including downturns in global economies and financial markets that could affect our future operating results.

If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with third parties to perform these services, we may not be successful in commercializing our products.

17

We have a limited sales and marketing infrastructure and have limited experience in the sale, marketing or distribution of products. To achieve commercial success for any product for which we have obtained marketing approval, we will need to establish a sales and marketing infrastructure or to out-license our products.

In the future, we may consider building a focused sales and marketing infrastructure to market our products in the United States or elsewhere in the world. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force could be expensive and time consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to potential customers;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities or enter into successful arrangements with third parties to perform these services, our revenues and our profitability may be materially adversely affected.

In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products inside or outside of the United States or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

Our success is dependent upon our ability to achieve regulatory approvals in the U.S. and abroad.

We are subject to extensive national, state and local government regulation. A critical key to our success and ability to expand our business is our ability to obtain regulatory approvals in United States and in other countries for the use of our products. We do not anticipate any significant problems in obtaining future required licenses, permits or approvals that are necessary to expand our business, however such registration filing might take longer period than expected, and it might delay obtaining such regulatory approvals, or might cause delay in starting operations on a large scale in these countries and other jurisdictions. Even though we carry several products that are FDA approved for sale, we are continuing to work on getting more products through the FDA process of 510K.

There are inherent dangers in production with specific reagents that can be considered dangerous, only if ingested.

Some of our products use reagents that are considered dangerous if ingested.

Conditions in the global economy may adversely affect our business, financial condition and results of operations.

Although demand for in-vitro diagnostics is considered inelastic in developed economies, the in-vitro diagnostic industry that we sell to may be affected by material changes in supply, market prices, exchange rates and general economic conditions. Delays or reductions in our customers’ purchasing or shifts to lower-cost alternatives that result from tighter economic market conditions would reduce demand for our products and services and could, consequently, have a material adverse effect on our business, financial condition and results of operations.

Our relationship with our employees could deteriorate, and certain key employees could leave, which could adversely affect our business and results of operations.

Our business involves complex operations and demands a management team to determine and implement our strategy and workforce that is knowledgeable and expert in many areas necessary for our operations. As a company focused on sales and research and development in the highly-specialized in-vitro diagnostics industry, we rely on our ability to attract and retain skilled employees, consultants and contractors, including our specialized research and development. As of June 30, 2020, we have 4 full-time employees, 3 part-time employees and 9 independent contractors. The departure of a significant number of our highly skilled employees, consultants or contractors or one or more employees who hold key regional management positions could have an adverse impact on our operations, including customers choosing to follow a regional manager to one of our competitors.

In addition, to execute our growth plan we must attract and retain highly qualified personnel. Competition for these employees exists; new members of management must have significant industry expertise when they join us or engage in significant training which, in many cases, requires significant time before they achieve full productivity. If we fail to attract, train, retain, and motivate our key personnel, our business and growth prospects could be severely harmed.

Furthermore, we are dependent upon the managers to oversee our operations. Thus, there can be no assurance that the managers’ experience will be sufficient to successfully achieve our business objectives. All decisions regarding the management of our affairs will be made exclusively by our officers and directors. In the event these persons are ineffective, our business and results of operations would likely be adversely affected.

18

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in the section “Risk Factors,” and the following factors may affect our operating results:

•	our ability to penetrate the in-vitro diagnostics industry with our products;
•	our ability to generate revenue from our products;
•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses and operations;
•	our focus on long-term goals over short-term results; and
•	global economic situation.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. In addition to our own sales force, we leverage third parties to sell our products and conduct our business abroad. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a decline in the market price of our common stock or overall adverse consequences to our reputation and business, all of which may have an adverse effect on our results of operations and financial condition.

Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

We believe that an appropriate information technology, or IT, infrastructure is important in order to support our daily operations and the growth of our business. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business, and we may fail to meet our reporting obligations. Additionally, if our current back-up storage arrangements and our disaster recovery plan are not operated as planned, we may not be able to effectively recover our information system in the event of a crisis, which may materially and adversely affect our business and results of operations.

In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. We can provide no assurance that our current IT system or any updates or upgrades thereto and the current or future IT systems of our potential distributors use or may use in the future, are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. Legislative or regulatory action in these areas is also evolving, and we may be unable to adapt our IT systems or to manage the IT systems of third parties to accommodate these changes. We have experienced and expect to continue to experience actual or attempted cyber-attacks of our IT networks. Although none of these actual or attempted cyber-attacks has had a material adverse impact on our operations or financial condition, we cannot guarantee that any such incidents will not have such an impact in the future.

Risks Related to our common stock and Corporate Governance

The market price of our securities may be highly volatile.

19

The market price of our common stock is likely to be volatile. Our common stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•	reports of adverse events with respect to the commercialization and distribution of our products;
•	inability to obtain additional funding;
•	failure to successfully sell our products;
•	changes in laws or regulations applicable to future products;
•	inability to obtain adequate product supply for our products or the inability to do so at acceptable prices;
•	introduction of new products or technologies by our competitors;
•	failure to meet or exceed financial projections we may provide to the public;
•	failure to meet or exceed the financial expectations of the investment community;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by our competitors;
•	additions or departures of key management personnel;
•	significant lawsuits;
•	changes in the market valuations of similar companies;
•	sales of our securities by us or our shareholders in the future; and
•	trading volumes of our securities.

In addition, companies trading in the stock market have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Our principal stockholders, officers and directors beneficially own approximately 40.39% of our outstanding shares of common stock. They will therefore be able to exert significant control over matters submitted to our stockholders for approval.

As of December 31, 2020 , our principal stockholders, officers and directors beneficially own approximately 40.39% of our outstanding common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, have materially increased the legal and financial compliance costs of small companies and have made some activities more time-consuming and more burdensome.

Increased costs associated with corporate governance compliance may significantly impact our results of operations.

As a public company, we incur significant legal, accounting, and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC, and NASDAQ. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that have required the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations, and as a result of the new corporate governance and executive compensation related rules, regulations, and guidelines prompted by the Dodd-Frank Act, and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

20

The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate, and weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting, which we may be required to include in our periodic reports that we file with the SEC under Section 404 of the Sarbanes-Oxley Act, and could harm our operating results, cause us to fail to meet our reporting obligations, or result in a restatement of our prior period financial statements. If we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results, and the price of our common stock could decline.

We are required to comply with certain of the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. This assessment needs to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting or if we are unable to complete our evaluation, testing, and any required remediation in a timely fashion, we will be unable to assert that our internal control over financial reporting is effective.

These developments could make it more difficult for us to retain qualified members of our Board of Directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase.

We may not have effective internal controls.

In connection with Section 404 of the Sarbanes-Oxley Act of 2002, we need to assess the adequacy of our internal control, remedy any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect investor confidence in our internal controls over financial reporting.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The sale or issuance of our common stock to EMC2 may cause significant dilution and the sale of the shares of common stock acquired by EMC2, or the perception that such sales may occur, could cause the price of our common stock to fall.

On July 22, 2020, we entered into the EMC2 Purchase Agreement pursuant to which EMC2 has agreed to purchase up to an aggregate of $100,000,000 of our common stock (subject to certain limitations) from time to time over the term of the EMC2 Purchase Agreement. Per the terms of the EMC2 Purchase Agreement, we may direct EMC2 to purchase up to $100,000,000 worth of shares of our common stock under our agreement over a 36-month period.

21

The extent we rely on EMC2 as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. The purchase price for the shares that we may sell to EMC2 under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. We generally have the right to control the timing and amount of any future sales of our shares to EMC2. Additional sales of our common stock, if any, to EMC2 will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to EMC2 all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to EMC2, after EMC2 has acquired the shares, EMC2 may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to EMC2 by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to EMC2, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock is an illiquid investment as there is presently limited market for our common stock, and transferability of our common stock is subject to significant restriction.

There is presently a limited market for our common stock, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for sale or transferability of our common stock within the near future. Therefore, the purchase of our common stock must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is a limited public market for the resale of our common stock. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and common stock may not be acceptable as collateral for a loan.

Because We May Be Subject to the “Penny Stock” Rules, You May Have Difficulty in Selling Our common stock.

If market activity develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules. These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of common stock. For more information about penny stocks, please visit http://www.sec.gov/answers/penny.htm.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our use of the net proceeds from this offering;
•	the progress, timing and amount of expenses associated with our development and commercialization activities;
•	our plans and ability to develop and commercialize new products and services, and make improvements to our existing products and services;
•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
•	our ability or the amount of time it will take to achieve successful reimbursement of our existing and future products and services from third-party payors, such as commercial insurance companies and health maintenance organizations, and government insurance programs, such as Medicare and Medicaid;
•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products;
•	the success of our study to demonstrate the impact of academic pathology expertise on diagnostic accuracy, and any other studies or trials we may conduct;
•	our intention to seek, and our ability to establish, strategic collaborations or partnerships for the development or sale of our products and the effectiveness of such collaborations or partnerships;
22

•	our expectations as to future financial performance, expense levels and liquidity sources;
•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing, as well as our ability to obtain such additional financing on reasonable terms;
•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our products;
•	our ability to build a sales force to market our products and services, and anticipated increases in our sales and marketing costs due to an expansion in our sales force and marketing activities;
•	federal and state regulatory requirements, including potential United States Food and Drug Administration regulation of our products or future products;
•	anticipated trends and challenges in our potential markets;
•	our ability to attract and retain key personnel; and
•	other factors discussed elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by EMC2. We will receive no proceeds from the sale of shares of common stock by EMC2 in this offering. We may receive up to $100,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to EMC2 pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to EMC2 pursuant to the Purchase Agreement will be up to $99,500,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to EMC2 under that agreement and other estimated fees and expenses. See “Plan of Distribution” on page 34 in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, EMC2, of shares of common stock that have been or may be issued to EMC2 pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with EMC2 on July 22, 2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by EMC2 of the shares of our common stock that have been or may be issued to EMC2 under the Purchase Agreement.

EMC2, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to EMC2 under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder and reflects its holdings as of December 10, 2020. Neither EMC2 nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

23

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
EMC2 Capital, LLC (1)	3,415,094 (2)	2.36 (3)	11,993,271 (4)	·

(1)	John McFarland and Barrett Evans, the Managing Members of EMC2 Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by EMC2 Capital Fund, LLC. Messrs. McFarland and Evans have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. EMC2 Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)	Represents (i) 1,415,094 Commitment Shares of our common stock issued to EMC2 upon our execution of the Purchase Agreement as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus; and (ii) an aggregate of 2,000,000 shares of our common stock, representing shares that may be issued to EMC2 as of the date of this prospectus upon exercise of warrants to purchase our common stock, at certain fixed prices (that may be subject to adjustment as provided in such warrants), which warrants were acquired by EMC2 in connection with the Purchase Agreement. EMC2 may not exercise these warrants if such shares, when aggregated with all other shares of our common stock then beneficially owned by EMC2 and its affiliates, would result in EMC2 and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of our common stock, as calculated in accordance with the terms of such warrants. In accordance with rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that EMC2 may be required to purchase pursuant to the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of EMC2’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to EMC2 are subject to certain limitations on the amounts we may sell to EMC2 at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The EMC2 Transaction” for more information about the Purchase Agreement.

(3)	Based on 59,966,358 outstanding shares of our common stock as of July 22, 2020, which excludes the 1,415,094 Commitment Shares we have already issued to EMC2 pursuant to the Purchase Agreement.

(4)	Although the Purchase Agreement provides that we may sell up to $100,000,000 of our common stock to EMC2, only 11,993,271 shares of our common stock are being offered under this prospectus, which represents: (i) 1,415,094 Commitment Shares issued to EMC2 upon our execution of the Purchase Agreement as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement; (ii) 2,000,000 Commitment Warrants issued to EMC2 upon our execution of the Purchase Agreement; and (iii) an aggregate of 8,578,177 shares of our common stock that may be sold by us to EMC2 at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to EMC2 pursuant to the Purchase Agreement, we may need to sell to EMC2 under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by EMC2 is dependent upon the number of shares we sell to EMC2 under the Purchase Agreement.

PRICE RANGE OF COMMON STOCK

On May 9, 2019, the Board of Directors authorized a one for five hundred (1:500) reverse stock split which became effective on May 20, 2019. All share amounts reflect this reverse split.

Since June 14, 2019, our common stock has traded on The OTC Markets under the symbol “GWHP.”

24

The following table sets forth, for the periods indicated, the closing price of our common stock as reported on The OTC Markets:

	Fiscal Year 2020
	High	Low
First Quarter	$7.04	$7.04
Second Quarter	$14.50	$6.00
Third Quarter	$7.47	$1.58
Fourth Quarter (through December 10, 2020)	$3.30	$0.87
	Fiscal Year 2019
	High	Low
First Quarter	$18.50	$5.55
Second Quarter	$10.00	$7.50
Third Quarter	$25.00	$5.38
Fourth Quarter	$25.00	$5.00

	Fiscal Year 2018
	High	Low
First Quarter	$30.00	$30.00
Second Quarter	$62.50	$15.00
Third Quarter	$20.00	$6.00
Fourth Quarter	$20.00	$5.00

On December 10, 2020, the closing price of our common stock as reported on The OTC Markets was $1.13 per share. As of December 10, 2020, there were approximately 325 holders of record and 59,966,358 shares of our common stock outstanding, which excludes the 1,415,094 Commitment Shares to be issued to EMC2 pursuant to the Purchase Agreement.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the Purchase Agreement with EMC2. EMC2 may sell all or a portion of the shares being offered pursuant to this prospectus at at prevailing market prices at the time of sale.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020 :

The following information is illustrative only, and our cash and capitalization following the completion of the sale to EMC2 of the shares registered for resale pursuant to this prospectus will change based on the per share price of the common stock sold to EMC2. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes in our filings with the SEC.

Assumed public offering price per share		$3.45
Historical net tangible book value per share as of March 31, 2020	$(0.0007)
Increase in pro forma net tangible book value per share attributable to this offering	$0.5189
Pro forma as adjusted net tangible book value per share after this offering		0.52
Dilution per share to new investors in this offering		$2.93

25

The preceding data is based on 58,116,358 shares outstanding as of December 31, 2020 and pro forma of 69,959,629 shares outstanding. This number excludes the following which, if issued by the Company, would be dilutive to our stockholders:

•	2,000,000 shares of common stock issuable upon exercise of warrants that were outstanding as of July 31, 2020 at a weighted-average exercise price of $1.59 per share.

Also, to the extent that we issue any common stock to vendors, lenders, litigants or potential litigants, the issuance of such securities could result in significant dilution to our stockholders.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of , December 31, 2020 our historical net tangible book value was $(41,707) thousand, or $(0.000718) per share of common stock, based on 58,116,358 shares of our common stock outstanding at September 30, 2020. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2020.

After giving effect to the sale by us of 10,578,177 shares of our common stock in this offering at the assumed public offering price of $3.45 per share, the closing price of our common stock on August 10, 2020, after deducting estimated offering expenses payable by us and the issuance by us of 1,415,0094 shares of common stock as a commitment fee, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been $36.3 million, or $0.5189 per share. This represents an immediate increase in pro forma net tangible book value of $0.5182 per share to our existing stockholders and an immediate dilution of $2.93 per share to our new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$3.45
Historical net tangible book value per share as of December 31, 2020	$(0.0007)
Increase in pro forma net tangible book value per share attributable to this offering	$0.5189
Pro forma as adjusted net tangible book value per share after this offering		0.52
Dilution per share to new investors in this offering		$2.93

The preceding data is based on 58,116,358 shares outstanding as of December 31, 2020 and pro forma of 70,109,629 shares outstanding. This number excludes the following which, if issued by the Company, would be dilutive to our stockholders:

•	2,000,000 shares of common stock issuable upon exercise of warrants that were outstanding as of July 31, 2020 at a weighted-average exercise price of $1.59 per share;

To the extent that stock options are exercised, or new stock options are issued under our equity incentive plans, there will be further dilution to investors purchasing common stock in this offering. In addition, we need to raise additional capital because of market conditions and strategic considerations. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Also, to the extent that we issue any common stock to vendors, lenders, litigants or potential litigants, the issuance of such securities could result in significant dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not anticipate paying any dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our common stock with the expectation of receiving cash dividends.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2020, there were 59,966,358 shares of our common stock outstanding, which excludes the 1,415,094 Commitment Shares we have already issued to EMC2 pursuant to the Purchase Agreement. In addition, as of December 31, 2020, warrants to purchase 2,000,000 shares of our common stock were outstanding at a weighted average exercise price of $1.59 per share.

26

The following description of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated by-laws and certificate of designation are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation, amended and restated by-laws and certificates of designation, copies of which have been previously filed with the SEC.

Common Stock

Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. To be elected in an uncontested election for Board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for Board members, the Board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of the Company’s common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

The Company’s board of directors is authorized, subject to limitations prescribed by the Nevada Revised Statutes (the “NRS”), and by the Company’s Articles, to issue up to 10 million shares of preferred stock in one or more series without further action by the holders of its common stock. The Company’s board of directors will have the discretion, subject to limitations prescribed by the NRS and by the Articles, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred

Our articles of incorporation permit our Board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders. The issuance of our preferred stock could delay or prevent a change of control of our Company.

Amendments to our Articles of Incorporation and Bylaws

Under the Nevada Revised Statutes, our articles of incorporation may not be amended by stockholder action alone.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company

Listing

Our common stock is listed on The Over the Counter Market (“OTC Markets”) under the symbol “GWHP.”

27

PURCHASE AGREEMENT

General

On July 22, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with EMC2. Pursuant to the terms of the Purchase Agreement, EMC2 has agreed to purchase from us up to $100,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to EMC2 under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 1,415,094 Commitment Shares and 2,000,000 Commitment Warrants to EMC2 as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

We do not have the right to commence any sales to EMC2 under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of EMC2’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, direct EMC2 to purchase shares of our common stock in amounts up to 100,000 shares on any single business day, which amounts may be increased to up to 2,000,000 shares of our common stock depending on the market price of our common stock at the time of sale but in no event greater than $500,000 per such purchase. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. EMC2 may not assign or transfer its rights and obligations under the Purchase Agreement.

Under applicable rules of The NASDAQ Capital Market, in no event may we issue or sell to EMC2 under the Purchase Agreement share of our common stock in excess of the Exchange Cap (which is 11,993,271 shares, or 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to EMC2 under the Purchase Agreement equals or exceeds $1.59 which represents the closing consolidated bid price of our common stock on July 22, 2020, plus an incremental amount to account for our issuance of the Commitment Shares to EMC2), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of The NASDAQ Capital Market.

The Purchase Agreement also prohibits us from directing EMC2 to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by EMC2 and its affiliates, would result in EMC2 and its affiliates exceeding the Beneficial Ownership Cap.

Pursuant to the Purchase Agreement we have agreed to an expense reimbursement of up to ½% of the purchase amount to EMC2.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we shall have the right to direct EMC2, by our delivery to EMC2 of a purchase notice, to purchase the number of shares specified in such notice, up to 100,000 shares of our common stock, on any such business day, which we refer to as a Regular Purchase. The Company and EMC2 may mutually agree to increase the number of shares per Regular Purchase to as much as an additional 2,000,000 shares per business day. These share amounts shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. In no event shall the purchase amount of a Regular Purchase exceed $500,000 per business day, unless the Company and EMC2 mutually agree. We may deliver additional purchase notices to EMC2 from time to time so long as the most recent purchase has been completed. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	95% of the lowest sale price for our common stock on the purchase date of such shares; or
•	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct EMC2, on any business day on which we have properly submitted a Regular Purchase notice for the maximum number of allowed shares, to purchase an additional amount of our common stock, which we refer to as a VWAP Purchase, not to exceed 30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date. The Company may deliver additional VWAP Purchase notices to EMC2 from time to time so long as the most recent purchase has been completed. The purchase price per share for each such VWAP Purchase will be equal to the lower of:

•	91% of the volume weighted average price for our common stock during normal trading hours on (i) the VWAP Purchase date, if the aggregate shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement and has not fallen below a minimum price threshold calculated in accordance with the Purchase Agreement (the “Floor Price), or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum or fallen below such minimum Floor Price; or
•	the closing sale price of our common stock on the VWAP Purchase date.

28

The Company and EMC2 shall not cause any sales under the Purchase Agreement on any purchase date where the closing sale price of our stock is less than is less than the Floor Price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to EMC2.

Events of Default

An “Event of Default” under the Purchase Agreement shall be deemed to have occurred at any time as any of the following events occur:

•	the effectiveness of the registration statement, of which this prospectus forms a part, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by EMC2 of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;
•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three (3) consecutive business days
•	the delisting of our common stock from our principal market, and our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market (or nationally recognized successor thereto);
•	the failure for any reason by our transfer agent to issue shares of our common stock to EMC2 within three (3) business days after the applicable Purchase date or VWAP Purchase date (as applicable) which EMC2 is entitled to receive such shares;
•	any breach of any representation or warranty (as of the dates made), covenant or other term or condition under the Purchase Agreement, the Registration Rights Agreement or the Warrant if such breach could reasonably be expected to have a material adverse effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;
•	if any proceeding is commenced against us pursuant to or within the meaning of any bankruptcy law;
•	if we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors or (v) become insolvent;
•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of our property, or (iii) orders the liquidation of the Company;
•	if at any time we are not eligible to transfer our common stock electronically as DWAC Shares; or
•	if at any time the Exchange Cap is reached, to the extent applicable.

EMC2 has the right to terminate the Purchase Agreement any time an Events of Default exists without any liability or payment to the Company. So long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, all of which are outside of EMC2’s control, we may not direct and EMC2 shall not be obligated to purchase any shares of our common stock under the Purchase Agreement.

Termination

The Purchase Agreement shall automatically terminate on the date that we sell, and EMC2 purchases the full aggregate amount of $100,000,000 of our common stock as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party.

If for any reason or for no reason, the full aggregate amount of $100,000,000 of our common stock has not been purchased as provided herein, the Purchase Agreement shall automatically terminate on the Maturity Date, as defined in the Purchase Agreement, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to EMC2 to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by EMC2

EMC2 has agreed that neither it nor any of its agents, representatives and affiliates shall in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of our common stock or (ii) hedging transaction, which establishes a net short position with respect to our common stock during any time prior to the termination of the Purchase Agreement.

29

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 11,993,271 shares registered in this offering which have been or may be issued or sold by us to EMC2 under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by EMC2 of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to EMC2, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to EMC2 all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to EMC2, after EMC2 has acquired the shares, EMC2 may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to EMC2 by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to EMC2 under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with EMC2 may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to EMC2 and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct EMC2 to purchase up to $100,000,000 of our common stock. Depending on the price per share at which we sell our common stock to EMC2 pursuant to the Purchase Agreement, we may need to sell to EMC2 under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by EMC2 under this prospectus is dependent upon the number of shares we direct EMC2 to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to EMC2 under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to EMC2 under the Purchase Agreement equal or exceed $1.59 such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NASDAQ rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by EMC2 and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from EMC2 from our sale of shares to EMC2 under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to EMC2 (2)	Proceeds from the Sale of Shares to EMC2 Under the $100M Purchase Agreement
$1.75	10,578,177	17.23%	$18,511,810
$2.50 (3)	10,578,177	17.23%	$26,445,443
3.45	10,578,177	17.23%	$36,494,711
$4.25	10,578,177	17.23%	$44,957,252
$5.00	10,578,177	17.23%	$52,890,885

____________________

(1)	Although the Purchase Agreement provides that we may sell up to $100,000,000 of our common stock to EMC2, we are only registering 11,993,271 shares of our common stock that may be sold to EMC2 as purchase shares under the Purchase Agreement (together with the 1,415,094 Commitment Shares and 2,000,000 shares underlying the Commitment Warrants we are registering hereunder), which may or may not cover all the shares we ultimately sell to EMC2 under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue shares of our common stock, including shares from other transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of The NASDAQ Capital Market, in excess of 11,993,271 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the rules of The NASDAQ Capital Market.

(2)	The denominator is based on 61,381,452 shares outstanding as of July 22, 2020, adjusted to include the issuance of (i) 1,415,094 Commitment Shares issued to EMC2 upon the execution of the Purchase Agreement, and (ii) the number of shares set forth in the adjacent column which we would have sold to EMC2, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	The closing sale price of our shares on August 25, 2020

30

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, EMC2. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

EMC2 is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

EMC2 has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. EMC2 has informed us that each such broker-dealer will receive commissions from EMC2 that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor EMC2 can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between EMC2 or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to EMC2. We have agreed to indemnify EMC2 and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. EMC2 has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by EMC2 specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

EMC2 has represented to us that at no time prior to the Purchase Agreement has EMC2 or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. EMC2 agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised EMC2 that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by EMC2.

Our common stock is quoted on The OTC Markets under the symbol “GWHP”.

31

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Stephen Mills, Esquire, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of Global WholeHealth Partners Corporation, as of and for the years ended June 30, 2020 and 2019, have been audited by BF Borgers CPA PC, independent registered public accounting firm, to the extent and for the periods as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, NE, Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling (800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

We are required to file annual, quarterly and current reports and other information with the SEC under the Exchange Act. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the web site of the SEC referred to above.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts included in this prospectus were obtained from internal company surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon industry publications as our primary sources for third-party industry data and forecasts. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source. This prospectus may only be used for the purpose for which it has been published.

32

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Global WholeHealth Partners Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global WholeHealth Partners Corporation as of June 30, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

September 28, 2020

33

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2020	2019
ASSETS
Current assets:
Cash	$14,497	$19,918
Prepaid expenses and other current assets	15,064	—
Inventory	152,147	—
Total current assets	181,708	19,918
Total assets	$181,708	$19,918

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Related party note	$120,965	—
Convertible notes payable, net of discount of $25,149	69,851	—
Accounts payable and accrued liabilities	46,321	—
Related party payables	4,306	100
Total current liabilities	241,443	100
Total liabilities	241,443	100

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding at June 30, 2020 and 2019	—	—
Common stock; $0.001 par value, 400,000,000 shares authorized, 59,966,358 and 56,116,358 shares issued and outstanding at June 30, 2020 and 2019, respectively	59,966	56,116
Additional paid-in capital	4,628,908	426,784
Retained deficit	(4,748,609)	(463,082)
Total stockholders' equity (deficit)	(59,735)	19,818
Total liabilities and stockholders' equity (deficit)	$181,708	$19,918

(The accompanying notes are an integral part of these consolidated financial statements)

34

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2020	2019

Revenue	241,624	—
Cost of revenue	150,588	—
Gross profit	91,036	—

Operating expenses:
Professional fees	61,550	9,608
Research and development	513,003	—
Selling, general and administrative	3,782,078	24,384
Total operating expense	4,356,631	33,992
Loss from operations	(4,265,595	(33,992
Other income (expense)
Interest expense	(2,857)	—
Gain on forgiveness of liabilities	—	3,125
Accretion of debt discount	(17,075)	—
Total other income (expense)	(19,932)	3,125
Net loss	(4,285,527)	(30,867)

Basic and Diluted Loss per Common Share	(0.07)	(0.01)

Weighted average number of common shares outstanding - basic and diluted	57,804,167	5,892,840

(The accompanying notes are an integral part of these consolidated financial statements)

35

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Retained	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance, June 30, 2018	52,358	52	430,748	(432,215)	(1,415)

Paid-in-capital to Global Private	—	—	20,100	—	20,100
Stock issued pursuant to Stock Purchase and Sale Agreement	56,000,000	56,000	(56,000	—	—
Stock issued for liabilities and services	64,000	64	31,936	—	32,000
Net loss for the year ended June 30, 2019	—	—	—	(30,867)	(30,867)
Balance, June 30, 2019	56,116,358	56,116	426,784	(463,082)	19,818

Common stock issued to related party for cash at $0.01 per share	2,000,000	2,000	18,000	—	20,000
Issuance of common stock for services	1,850,000	1,850	3,698,150	—	3,700,000
Forgiveness of related party advances	—	—	443,750	—	443,750
Discount on convertible promissory notes due to beneficial conversion feature	—	—	42,224	—	42,224
Net loss for the year ended June 30, 2020	—	—	—	(4,285,527)	(4,285,527)
Balance, June 30, 2020	59,966,358	59,966	4,628,908	(4,748,609)	(59,735)

 (The accompanying notes are an integral part of these consolidated financial statements)

36

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	(4,285,527)	(30,867)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Common stock issued for services	3,700,000	24,202
Common stock issued for debt settlement	—	7,798
Accretion of debt discount	17,075	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(15,064	—
Inventory	(152,147)	—
Accounts payable and accrued expenses	46,321	(1,315)
Related party payables	4,206	—
Net cash flows from operating activities	(685,136)	(182)

Cash flows from financing activities
Proceeds from sale of common stock	20,000	20,100
Proceeds from related party note, net	120,965	—
Proceeds from convertible notes	95,000	—
Proceeds from related party advances	443,750	—
Net cash flows from financing activities	679,715	20,100

Change in cash	(5,421)	19,918

Cash at beginning of period	19,918	—

Cash at end of period	14,497	19,918

Supplemental disclosure of cash flow information:
Interest paid in cash	—	—
Income taxes paid in cash	—	—

(The accompanying notes are an integral part of these consolidated financial statements)

37

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

NOTE 1 – Organization and Going Concern

Organization

Global WholeHealth Partners Corporation was incorporated on March 7, 2013 in the State of Nevada under the name Texas Jack Oil and Gas Corp. On May 9, 2019, the Company amended its Articles of Incorporation to effect a change of name to Global WholeHealth Partners Corporation to align the company name with its focus on health care related development and products. The Company’s ticker symbol changed to GWHP.

The Company was originally organized for the purpose of exploration of Oil and Gas. However, the Company was unable to establish an oil and gas concern and was abandoned in 2016. On February 27, 2019, the Clark County District Court of Nevada appointed Barbara Bauman as custodian to the Company. The custodian reestablished the Company in good standing.

On May 9, 2019, the Board reverse split (1-for-500) the outstanding Common Shares of 58,172,000 to 116,358 shares.

May 23, 2019, the Company and LionsGate Funding Group LLC (“LionsGate”), owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into a Stock Sale and Purchase Agreement (the “SPA”) which closed on June 27, 2019. Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global WholeHealth Partners Corp., a private Wyoming corporation incorporated on April 9, 2019 (“Global Private”). Global Private has contacts with suppliers and contract manufacturers in the In vitro diagnostic industry, with rights to sell rapid diagnostic tests, such as the following 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other tests more than 40 which are FDA approved. Due to the common control of the Company and Global Private, pursuant to ASC 805-50-25, “Transactions Between Entities Under Common Control”, the SPA was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. Financial statement presentation under the predecessor values method of accounting as a result of a business combination between entities under common control requires the receiving entity (i.e., the Company) to report the results of operations as if both entities had been combined as of the beginning of the periods presented. The consolidated financial statements include both entities’ full results since the inception of Global Private.

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern.

As shown in the accompanying financial statements, the Company incurred negative operating cash flows of $685,136 for the year ended June 30, 2020 and has an accumulated deficit of $4,748,609 from inception through June 30, 2020. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

In view of these conditions, the ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Historically, the Company has relied upon internally generated funds, and funds from the sale of stock, issuance of promissory notes and loans from its shareholders and private investors to finance its operations and growth. Management is planning to raise necessary additional funds for working capital through loans and/or additional sales of its common stock. However, there is no assurance that the Company will be successful in raising additional capital or that such additional funds will be available on acceptable terms, if at all. Should the Company be unable to raise this amount of capital its operating plans will be limited to the amount of capital that it can access. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

NOTE 2 – Summary of Significant Accounting Policies

Principles of Consolidation

Global WholeHealth Partners Corp, a private Wyoming corporation was incorporated on April 9, 2019 to receive private investor funds and aggregate certain in vitro diagnostic assets.

These consolidated financial statements presented are those of Global WholeHealth Partners Corporation and its wholly owned subsidiary, Global Private. All significant intercompany balances and transactions have been eliminated.

Accounting estimates

38

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.

Inventory

Inventory is stated at the lower of cost or market. Inventory cost is determined on a weighted average basis in accordance with ASC 330-10-30-9. Provisions are made to reduce slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values. When necessary, the Company establishes reserves for this purpose.

Revenue Recognition

The Company recognizes revenue from operations through the sale of products. Product revenue is comprised of the sale of consumables. To date, all products sold have been fully paid for in advance of shipment.

Revenue is recognized when control of products and services is transferred to the customer in an amount that reflects the consideration that the Company expects to receive from the customer in exchange for those products and services. This process involves identifying the contract with the customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, if applicable, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. The Company recognizes revenue for satisfied performance obligations only when it determines there are no uncertainties regarding payment terms or transfer of control.

Revenue from product sales is generally recognized upon shipment to the end customer, which is when control of the product is deemed to be transferred. Invoicing typically occurs prior to shipment and the term between invoicing and when payment is due is not significant.

Revenue is recorded net of discounts, and sales taxes collected on behalf of governmental authorities. Sales commissions are recorded as selling and marketing expenses when incurred.

The Company records any payments received from customers prior to the Company fulfilling its performance obligation(s) as deferred revenue.

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash. The Company’s policy is to place its cash in high quality financial institutions. The Company does not believe significant credit risk exists with respect to these institutions.

Significant Customers

The Company had three customers that represented 87.6% of revenue (59.6%, 17.4% and 10.6%) for the year ended June 30, 2020

Leases

The Company recognizes leases with a term of greater than a year on the balance sheet by recording right-of-use assets and lease liabilities. Leases can be classified as either operating leases or finance leases. Operating leases will result in straight-line lease expense, while finance leases will result in front-loaded expense. The Company’s lease consists of an operating lease for office space. The Company does not recognize a lease liability or right-of-use asset on the balance sheet for short-term leases. Instead, the Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

Derivatives

All derivatives are recorded at fair value on the balance sheet. The Company has determined fair values using market based pricing models incorporating readily available prices and or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity) that requires judgment and estimates.

39

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820 and ASC 825 for disclosure and measurement of the fair value of its financial instruments. FASB ASC 820 establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The three (3) levels of fair value hierarchy defined by ASC 820 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and notes payable approximate their fair value due to their short-term nature.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions, if any, taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.

Related-Party Transactions

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all material related-party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.

Net Income (Loss) Per Share

Basic net loss per common share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible notes. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The potentially dilutive securities that would be anti-dilutive due to the Company’s net loss are not included in the calculation of diluted net loss per share attributable to common stockholders. The anti-dilutive securities are as follows (in common stock equivalent shares):

	Year Ended June 30, 2020	Year Ended June 30, 2019
Convertible promissory notes	10,727	—

Research and Development

Research and development costs primarily consist of research contracts for the advancement of product development. The Company expenses all research and development costs in the period incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Stock Based Compensation.  ASC 718 requires all stock-based payments to directors, employees and consultants, including grants of stock options, to be recognized in the consolidated statements of operations based on their fair values.

40

Recent Accounting Pronouncements

Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative non-governmental US GAAP as found in the Financial Accounting Standards Board's Accounting Standards Codification.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases” (Topic 842), whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statement and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on July 1, 2019. The adoption of this standard had no impact on the Company’s consolidated financial statements due to the Company’s leases being for periods of one year or less.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a free-standing equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have a material accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company adopted ASU 2017-11 effective July 1, 2019. The adoption of this standard had no impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which simplifies the accounting for share-based payments made to non-employees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, share based awards to non-employees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company adopted ASU 2018-07 effective July 1, 2019. The adoption of this standard had no impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. We do not expect the adoption of ASU 2019-12 to have a material impact on our consolidated financial statements.

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

NOTE 3 – Stockholder’s Equity

Preferred Stock

The Company has Preferred stock: $0.001 par value; 10,000,000 shares authorized with no shares issued and outstanding.

Common Stock

The Company has 400,000,000 shares of Common Stock authorized of which 59,966,358 and 56,116,358 shares were issued and outstanding as of March 31, 2020 and June 30, 2019, respectively. During the year ended August 31, 2020, the number of shares increased by 3,850,000 as a result of the Company selling 2,000,000 shares at $0.01 per share to LionsGate in exchange for cash of $20,000 and on the May 8, 2020, issuance 1,850,000 shares valued at $2.00 as a bonus for prior service, including related party issuances of a) 500,000 shares to Charles Strongo, CEO; and b) 750,000 shares to LionsGate.

41

NOTE 4 – Related Party Transactions

During the year ended June 30, 2020, the Company received $20,000 upon the sale of 2,000,000 shares of common stock to LionsGate for $0.01 per share.

From time-to-time the Company receives shareholder advances to cover operating costs. During the year ended June 30, 2020, LionsGate provided advances totaling $564,715 which was used to pay professional fees of $57,000, general costs of $29,965 and research studies for the development of CoVid-19 related tests of $477,750. On March 30, 2020, LionsGate forgave $443,750. See Related Party Note below for additional information.

The Company utilizes the R&D capabilities of Pan Probe Biotech to perform studies in validation of the Company’s CoVid-19 tests. Dr. Shujie Cui is the Company’s Chief Science Officer and 100% owner of Pan Probe. During fiscal 2020 the Company paid a total of $511,056 to Pan Probe, including $465,250 directly from LionsGate as part of the amounts described above

Related Party Note

On March 29, 2020, the Company issued a Promissory Note (the “Note”) to LionsGate in the amount of $506,625 which was equivalent to the advances made to the Company up to March 29, 2020. On March 30, 2020, LionsGate decided it would be in the best interests of the Company to forgive the portion of the Note related to testing costs which totaled $443,750 as of March 30, 2020. As a result, the Company recognized an increase to additional paid-in capital of $443,750 leaving a Note balance of $62,875. During the three months ended June 30, 2020, LionsGate made payments totaling $58,090 on behalf of the Company with said funds added to the balance of the Note bringing the note balance to $120,965. The Note was amended on June 30, 2020 (“Note Amendment”). Pursuant to the Note and Note Amendment, the terms provide for total funding of up to $585,000 or an additional $78,375 as of March 30, 2020 or an additional $20,285 as of June 30, 2020. The Note bears interest at the rate of 5% per annum and the principal and interest is due and payable in full on June 30, 2021 (the “Maturity Date”). If not paid by the Maturity Date, a 5% penalty will be added to the Note and the term will extend for an additional 90 days.

During the year ended June 30, 2020, the Company recognized $1,316 of interest expense related to the Note.

The Note was issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act, as amended and/or Regulation D promulgated thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

NOTE 5 – Convertible Promissory Notes

On April 18, 2020, the Company issued five separate unsecured convertible promissory notes in exchange for $95,000 (the "Convertible Notes"). Each Convertible Note contains the same terms and conditions. The Convertible Notes bear interest of 8%, mature in six months on October 17, 2020 and are convertible at any time into shares of restricted common stock at a conversion price of $9.00 per share. The debt discount attributable to the fair value of the beneficial conversion feature amounted to $42,224 for the Vista Note and is being accreted over the term of the Vista Note.

During the year ended June 30, 2020, the Company recognized $1,541 of interest expense and $17,075 of accretion related to the Convertible Notes.

NOTE 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at June 30, 2020 and 2019 are as follows:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$166,545	$42,336
Statutory tax rate	21%	21%
Total deferred tax assets	34,974	8,891
Less: valuation allowance	(34,974)	(8,891)
Net deferred tax asset	$—	$—

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss for the years ended June 30, 2020 and 2019 is as follows:

	2020	2019
Federal Statutory Rate	899,961	6,482
Nondeductible expenses	(873,877	(5,082
Change in allowance on deferred tax assets	26,084	1,400
	—	—

42

The net increase in the valuation allowance for deferred tax assets was $26,084 and $1,400 for the years ended June 30, 2020 and 2019, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, management has recorded a valuation allowance against the entire deferred tax asset.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at June 30, 2020 available to offset future federal taxable income, if any, of $166,545. The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The fiscal years 2017 through 2019 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

NOTE 7 – Subsequent Events

Management has reviewed material events subsequent of the period ended June 30, 2020 and prior to the filing of our consolidated financial statements in accordance with FASB ASC 855 “Subsequent Events”.

On July 13, 2020 and August 3, 2020, the Company and Geneva Roth Remark Holdings, Inc. ("Geneva") entered into separate and identical Securities Purchase Agreements (the "Geneva SPAs") Pursuant to the Geneva SPAs, Geneva and the Company entered into separate and identical Convertible Promissory Notes also dated as of July 13, 2020 and August 3, 2020 for principal amounts of $63,000 and $55,000, respectively (the "Geneva CPNs"). Pursunt to the terms of the Geneva CPNs, the Company received net proceeds of $60,000 and $52,000 (each notes proceeds were net of $3,000 in legal fees). The Geneva CPNs mature in one year, accrue interest of 10% and, after 180 days, are convertible into shares of common stock any time at a conversion price equal to 58% of the lowest trading price during the twenty trading day period ending on the latest complete trading day prior to the conversion date. Geneva has agreed to restrict its ability to convert the Geneva CPNs and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The Geneva CPNs represent a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. The Geneva CPNs also provide for penalties and rescission rights if the Company does not deliver shares of our common stock upon conversion within the required timeframes. In the event of default, the note interest rate increases to 22%.

On July 22, 2020, Company entered into a Common Stock Purchase Agreement (the “EMC2 SPA”) and a Registration Rights Agreement with EMC2 Capital, LLC (“EMC2 Capital”) pursuant to which EMC2 Capital agreed to invest up to One Hundred Million Dollars ($100,000,000) to purchase the Company’s common stock, at a purchase price as defined in the Common Stock Purchase Agreement. The Registration Rights Agreement was an inducement to EMC2 Capital to execute and deliver the Common Stock Purchase Agreement, whereby the Company agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws, with respect to the shares of common stock issuable for EMC2 Capital’s investment pursuant to the Common Stock Purchase Agreement. No shares have been sold to and purchased by EMC2 Capital as of the date of this report.

Concurrently with the July 22, 2020 Common Stock Purchase Agreement, the Company entered into a Common Stock Purchase Warrant with EMC2 Capital (the “EMC2 Warrant”) to subscribe for a purchase from the Company up to Two Million (2,000,000) shares of the Company’s Common Stock. The EMC2 Warrant has an initial exercise price of $1.59, the closing price of our common stock on July 22, 2020, is non-cancellable, vests upon issuance and expires on the fifth anniversary of the EMC2 Warrant date of issuance.

The foregoing Geneva SPA, Geneva CPNs and EMC2 SPA were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act, as amended and/or Regulation D promulgated thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

On July 9, 2020 and July 31, 2020, the Company received $50,000 and $40,000, respectively, from Dr. Scott Ford, Director, in exchange for restricted common stock at a price of $2.00 per share.

On July 10, 2020, the Company made a payment to LG of $60,000 in partial payment of the Note.

On August 6, 2020, the Company made a payment to LG of $50,000 in partial payment of the Note.

43

Item 1. Financial Statements (Unaudited)

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2020	2020
ASSETS	(Unaudited)
Current assets:
Cash	$6,825	$14,497
Accounts receivable	651	—
Prepaid expenses and other current assets	26,418	15,064
Inventory	209,598	152,147
Total current assets	243,492	181,708

Equipment, net of accumulated depreciation of $485	3,020	—
Total assets	$246,512	$181,708

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Related party note	$23,387	$120,965
Convertible notes payable, net of discount of 57,604 and $25,149 respectively	135,396	69,851
Accounts payable and accrued liabilities	24,388	46,321
Related party payables	2,062	4,306
Total current liabilities	185,233	241,443
Total liabilities	185,233	241,443

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2020 and June 30, 2020	—	—
Common stock; $0.001 par value, 400,000,000 shares authorized, 59,966,358 shares issued and outstanding at December 31, 2020 and June 30, 2020	59,966	59,966
Additional paid-in capital	4,752,739	4,628,908
Common stock payable	430,000
Retained deficit	(5,181,426)	(4,748,609)
Total stockholders' equity (deficit)	61,279	(59,735)
Total liabilities and stockholders' equity (deficit)	$246,512	$181,708

(The accompanying notes are an integral part of these consolidated financial statements)
44

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019

Revenue	$22,075	$—	$37,460	$—
Cost of revenue	17,588	—	28,131	—
Gross profit	4,487	—	9,329	—

Operating expenses:
Professional fees	13,450	21,400	47,225	35,900
Research and development - related party	55,000	—	193,310	—
Research and development	10,000	—	10,700	—
Selling, general and administrative - related party	2,551	—	10,204	—
Selling, general and administrative	18,846	29,698	44,457	33,996
Total operating expense	99,847	51,098	305,896	69,896
Loss from operations	(95,360)	(51,098)	(296,567)	(69,896)
Other income (expense)
Interest expense	(30,968)	—	(35,874)	—
Accretion of debt discount	(59,326)	—	(100,376)	—
Total other income (expense)	(90,294)	—	(136,250)	—
Net loss	$(185,654)	$(51,098)	$(432,817)	$(69,896)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	60,249,492	57,804,029	60,146,776	56,960,194

(The accompanying notes are an integral part of these consolidated financial statements)

45

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
	Common Stock		Additional Paid-in	Common Stock	Retained	Total Stockholders' Equity
	Shares	Amount	Capital	Payable	Deficit	(Deficit)
FOR THE SIX MONTHS ENDED DECEMBER 31, 2020
BALANCE JULY 1, 2020	59,966,358	$59,966	$4,628,908	$—	$(4,748,609)	$(59,735)
Common stock issued for cash	—	—	—	340,000	—	340,000
Discount on convertible promissory notes due to beneficial conversion feature	—	—	123,831	—	—	123,831
Net loss for the three months ended September 30, 2020	—	—	—	—	(247,163)	(247,163)
Balance, September 30, 2020	59,966,358	59,966	4,752,739	340,000	(4,995,772)	156,933
Common stock issued for cash	—	—	—	90,000	—	90,000
Net loss for the three months ended December 31, 2020	—	—	—	—	(185,654)	(185,654)
Balance, December 31, 2020	59,966,358	$59,966	$4,752,739	$430,000	$(5,181,426)	$61,279

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019
BALANCE JULY 1, 2019	56,116,358	$56,116	$426,784	—	$(463,082)	$19,818
Net loss for the three months ended September 30, 2019	—	—	—	—	(18,798)	(18,798)
Balance, September 30, 2019	56,116,358	56,116	426,784	—	(481,880)	1,020
Common stock issued to related party for cash at $0.01 per share	2,000,000	2,000	18,000	—	—	20,000
Net loss for the three months ended December 31, 2019	—	—	—	—	(51,098)	(51,098)
Balance, December 31, 2019	58,116,358	$58,116	$444,784	$—	$(532,978)	$(30,078)

(The accompanying notes are an integral part of these consolidated financial statements)

46

GLOBAL WHOLEHEALTH PARTNERS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(432,817)	$(69,896)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	485	—
Accretion of debt discount	100,376	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(651)	—
(Increase) decrease in prepaid expenses and other current assets	15,064	—
(Increase) decrease in inventory	(83,869)	(23,372)
Increase (decrease) in accounts payable and accrued expenses	(21,933)	1,272
Increase (decrease) related party payables	(744)	52,175
Net cash flows from operating activities	(424,089)	(39,821)

Cash flows used in investing activity
Purchase of equipment	(3,505)	—
Net cash flows used in investing activity	(3,505)	—

Cash flows from financing activities
Proceeds from sale of common stock	430,000	20,000
Proceeds from convertible promissory notes	162,000	—
Payments on convertible promissory notes	(73,000)	—
Proceeds from related party note, net	38,422	—
Payments of related party note	(137,500)	—
Net cash flows from financing activities	419,922	20,000

Change in cash	(7,672)	(19,821)

Cash at beginning of period	14,497	19,918

Cash at end of period	$6,825	$97

Supplemental disclosure of cash flow information:
Interest paid in cash	$27,987	$—
Income taxes paid in cash	$—	$—

(The accompanying notes are an integral part of these consolidated financial statements)

47

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 –Organization, Basis of Presentation and Going Concern

Organization

Global WholeHealth Partners Corporation was incorporated on March 7, 2013 in the State of Nevada. On May 9, 2019, the Company amended its Articles of Incorporation to effect a change of name to Global WholeHealth Partners Corporation. The Company’s ticker symbol changed to GWHP.

The Company sells and develop in-vitro diagnostic products, including rapid diagnostic tests, such as the COVID-19 Test, 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and over 75 other tests.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of Global WholeHealth Partners Corporation and Subsidiary (the “Company”) as of December 31, 2020, and for the three and six months ended December 31, 2020 and 2019, include the accounts of the Company and its wholly-owned and controlled subsidiary, Global WholeHealth Partners Corp, a private Wyoming corporation, and have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”), for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results may differ from those estimates. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (including normal recurring adjustments) necessary for the fair presentation of the Company’s financial position as of December 31, 2020, results of operations for the three and six months ended December 31, 2020 and 2019, and stockholders’ equity and cash flows for the three and six months ended December 31, 2020 and 2019. The Company did not record an income tax provision during the periods presented due to net taxable losses. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

Risks and Uncertainties

In December 2019, an outbreak of the COVID-19 virus was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 virus a global pandemic and on March 13, 2020, President Donald J. Trump declared the virus a national emergency in the United States. This highly contagious disease has spread to most of the countries in the world and throughout the United States, creating a serious impact on customers, workforces and suppliers, disrupting economies and financial markets, and potentially leading to a world-wide economic downturn. It has caused a disruption of the normal operations of many businesses, including the temporary closure or scale-back of business operations and/or the imposition of either quarantine or remote work or meeting requirements for employees, either by government order or on a voluntary basis. The pandemic may adversely affect our operations, our employees and our employee productivity. It may also impact the ability of our subcontractors, partners, and suppliers to operate and fulfill their contractual obligations, and result in an increase in costs, delays or disruptions in performance. Our employees are working remotely and using various technologies to perform their functions. In reaction to the spread of COVID-19 in the United States, many businesses have instituted social distancing policies, including the closure of offices and worksites and deferring planned business activity. The disruption and volatility in the global and domestic capital markets may increase the cost of capital and limit our ability to access capital. Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the coronavirus pandemic and associated protective or preventative measures expand, we may experience a material adverse effect on our business operations, revenues and financial condition; however, its ultimate impact is highly uncertain and subject to change.

48

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern.
As shown in the accompanying financial statements, the Company incurred negative operating cash flows of $424,089 for the six months ended December 31, 2020 and has an accumulated deficit of $5,181,426 from inception through December 31, 2020. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

In view of these conditions, the ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Historically, the Company has relied upon internally generated funds, and funds from the sale of stock, issuance of promissory notes and loans from its shareholders and private investors to finance its operations and growth. Management is planning to raise necessary additional funds for working capital through loans and/or additional sales of its common stock. However, there is no assurance that the Company will be successful in raising additional capital or that such additional funds will be available on acceptable terms, if at all. Should the Company be unable to raise this amount of capital its operating plans will be limited to the amount of capital that it can access. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

NOTE 2 – Significant Accounting Policies

New Accounting Pronouncements Not Yet Adopted

We evaluate all Accounting Standards Updates (ASUs) issued by the Financial Accounting Standards Board (FASB) for consideration of their applicability. ASUs not included in our disclosures were assessed and determined to be either not applicable or are not expected to have a material impact on our Consolidated Financial Statements.

Accounting Pronouncements Recently Adopted

None.

Principles of Consolidation

Global WholeHealth Partners Corp, a private Wyoming corporation was incorporated on April 9, 2019 to receive private investor funds and aggregate certain in vitro diagnostic assets.

These consolidated financial statements presented are those of Global WholeHealth Partners Corporation and its wholly owned subsidiary, Global Private. All significant intercompany balances and transactions have been eliminated.

Inventory

Inventory is comprised of finished goods and stated at the lower of cost or net realizable value. Inventory cost is determined on a weighted average basis in accordance with ASC 330-10-30-9. Provisions are made to reduce slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values. When necessary, the Company establishes reserves for this purpose.

49

Equipment

Fixed assets are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in that period.

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Computer equipment and software	3 years
Equipment, furniture and fixtures	5 years

Other intangible assets

Other definite-lived intangible assets are amortized over their useful lives. The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable.

Revenue Recognition

The Company recognizes revenue from operations through the sale of products. Product revenue is comprised of the sale of consumables. To date, all products sold have been fully paid for in advance of shipment.

Revenue is recognized when control of products and services is transferred to the customer in an amount that reflects the consideration that the Company expects to receive from the customer in exchange for those products and services. This process involves identifying the contract with the customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, if applicable, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. The Company recognizes revenue for satisfied performance obligations only when it determines there are no uncertainties regarding payment terms or transfer of control.

Revenue from product sales is generally recognized upon shipment to the end customer, which is when control of the product is deemed to be transferred. Invoicing typically occurs prior to shipment and the term between invoicing and when payment is due is not significant.

Revenue is recorded net of discounts, and sales taxes collected on behalf of governmental authorities. Sales commissions are recorded as selling and marketing expenses when incurred.

The Company records any payments received from customers prior to the Company fulfilling its performance obligation(s) as deferred revenue.

The Company had one customer that represented 96.0% of revenue for the three months ended December 31, 2020. The Company had one customer that represented 60.6% of revenue for the six months ended December 31, 2020. No other customers accounted for more than 10% of sales during the three and six months ended December 31, 2020.

50

Net Income (Loss) Per Share

Basic net loss per common share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible notes. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The potentially dilutive securities that would be anti-dilutive due to the Company’s net loss are not included in the calculation of diluted net loss per share attributable to common stockholders. The anti-dilutive securities are as follows (in common stock equivalent shares):

	December 31,
	2020	2019
Convertible promissory notes	388,629	—

NOTE 3 – Equipment

Equipment consists of the following:

	December 31,	June 30,
	2020	2020
Computers, office equipment and software	$3,505	$—
Total equipment	3,505	—
Accumulated depreciation	(485)	—
Equipment, net	$3,020	$—

During the six months ended December 31, 2020, the Company purchased $3,505 of computer equipment. During the three and six months ended December 31, 2020, the Company recognized depreciation expense of $291 and $485, respectively.

NOTE 4 – Stockholder’s Equity

Preferred Stock

The Company has Preferred stock: $0.001 par value; 10,000,000 shares authorized with no shares issued and outstanding.

Common Stock

The Company has 400,000,000 shares of Common Stock authorized of which 59,966,358 shares were issued and outstanding and 514,298 shares paid for but unissued as of December 31, 2020 and June 30, 2020.

On July 9, 2020, the Company and Dr. Scott Ford, Director, entered into a subscription agreement for the purchase 45,000 shares of common stock at a price of $2.00 per share which represents a 50% discount to the share price due to the lack of marketability and the thinly traded nature of our common stock on the OTC. These shares were issued on February 5, 2021, and are included in the earnings per share calculation on an as-if-issued basis.

On September 24, 2020, the Company and Dr. Scott Ford, Director, entered into a subscription agreement for the purchase 219,298 shares of common stock at a price of $1.14 per share which represents a 50% discount to the share price due to the lack of marketability and the thinly traded nature of our common stock on the OTC. These shares were issued on February 5, 2021, and are included in the earnings per share calculation on an as-if-issued basis.

51

On December 15, 2020, the Company sold 250,000 shares of restricted common stock for $0.36 per share and received $90,000. These shares were issued on February 5, 2021, and are included in the earnings per share calculation on an as-if-issued basis.

On July 22, 2020, the Company entered into a Common Stock Purchase Agreement (the “EMC2 SPA”) and a Registration Rights Agreement with EMC2 Capital, LLC (“EMC2 Capital”) pursuant to which EMC2 Capital agreed to invest up to One Hundred Million Dollars ($100,000,000) to purchase the Company’s common stock at a purchase price as defined in the Common Stock Purchase Agreement (the "Purchase Shares"). As consideration for entry into the EMC2 SPA, the Company agreed to issue 1,415,094 shares of common stock (the "Commitment Shares") and a warrant to purchase up ro two million (2,000,000) shares of common stock (the “Commitment Warrant”). Additionally, the Company agreed to file a Registration Rights Agreement as an inducement to EMC2 Capital to execute and deliver the Common Stock Purchase Agreement, whereby the Company agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws, with respect to the shares of common stock issuable for EMC2 Capital’s investment pursuant to the Common Stock Purchase Agreement. The right of the Company to sell Purchase Shares to EMC2 Capital is dependent on the Company satisfying certain conditions, including notice of effectivness of the shelf registration statement registering the Purchase Shares, issuance of the Commitment Shares and Commitment Warrant. As of the date of this quarterly report, the Company has filed a registration statement on Form S-1 registering the Puchase Shares and issued the Commitment Shares. The Fom S-1 was filed on January 28, 2021.

NOTE 5 – Related Party Transactions

On July 9, 2020 and September 24, 2020, the Company and Dr. Scott Ford entered into a subscription agreement for the purchase of restricted common stock resulting in the payment of $340,000 to the Company, See “Note 4 – Stockholders’ Equity” above for additional information.

Beginning in January 2020, the Company utilizes the R&D capabilities of Pan Probe Biotech to perform studies in validation of the Company’s COVID-19 tests. Additionally, the Company is renting space at Pan Probe on a temporary basis, from April 21, 2020 through October 21, 2020, at a rate of $2,551 per month and which was prepaid in full in April 2020. Dr. Shujie Cui is the Company’s Chief Science Officer and 100% owner of Pan Probe. During the three and six months ended December 30, 2020 the Company paid a total of $55,000 and $190,000 to Pan Probe and recognized $$2,551 and $10,204 of rent expense.

Related Party Note

From time-to-time the Company receives shareholder advances from LionsGate Funding Group LLC (“LionsGate”) to cover operating costs. On March 29, 2020, the Company issued a Promissory Note (the “Note”), and on June 30, 2020, amended the Note (the “Note Amendment”). Pursuant to the Note and Note Amendment, the terms provide for total funding of up to $585,000, interest at the rate of 5% per annum with the principal and interest due in-full on June 30, 2021 (the “Maturity Date”). If not paid by the Maturity Date, a 5% penalty will be added to the Note and the term will extend for an additional 90 days. As of June 30, 2020, the Note balance was $120,965. During the three and six months ended December 31, 2020, LionsGate provided advances totaling $14,012 and $38,422, respectively. Also, during the three and six months ended December 31, 2020, the Company repaid LionsGate $27,500 and $137,500, respectively. The Company has borrowed amounts slightly in excess of the original Note funding amount of $585,000. As a result, on January 27, 2021, the Company and LionsGate entered into a Loan Agreement (the “Loan Agreement”) and Promissory note (the “Promissory Note”) pursuant to which the Company may borrow up to $250,000 at an annual interest rate of 5% and default interest rate of 15%. The Loan Agreement supersedes the Note and Note Amendment and includes a beginning balance of $29,951.04 which was the balance of advances and accrued interest owed under the Note as of January 27, 2021. The Promissory Note matures on December 31, 2021.

LionsGate provided non interest bearing advances during the three and six months ended December 31, 2019 of $41,175 and $50,675, respectively.

During the three and six months ended December 31, 2020, the Company recognized $217 and $628, respectively, of interest expense related to the Note.

52

NOTE 6 – Convertible Promissory Notes

On April 18, 2020, the Company issued five separate unsecured convertible promissory notes in exchange for $95,000 (the "Convertible Notes"). Each Convertible Note contains the same terms and conditions. The Convertible Notes bear interest of 8%, matured in six months on October 17, 2020 and are convertible at any time into shares of restricted common stock at a conversion price of $9.00 per share. The notes are currently in default. The debt discount attributable to the fair value of the beneficial conversion feature amounted to $42,224 for the Convertible Notes and was accreted over the term of the Convertible Notes. In December of 2020, the Company repaid, in-full, two of the Convertible Notes with principal a balance totaling $10,000 and $500 in interest payable.

On July 13, 2020 and August 3, 2020 and September 8, 2020 (the “Issue Dates”) , the Company and Geneva Roth Remark Holdings, Inc. ("Geneva") entered into separate and identical Securities Purchase Agreements (the "Geneva SPAs") Pursuant to the Geneva SPAs, Geneva and the Company entered into separate and identical Convertible Promissory Notes also dated as of July 13, 2020 and August 3, 2020 and September 8, 2020 for principal amounts of $63,000, $55,000 and $53,000, respectively (the "Geneva CPNs"). Pursunt to the terms of the Geneva CPNs, the Company received net proceeds of $60,000, $52,000 and $50,000 (the proceeds from each note was funded net of $3,000 in legal fees). The Geneva CPNs mature in one year, accrue interest of 10% and, after 180 days, are convertible into shares of common stock any time at a conversion price equal to 58% of the lowest trading price during the twenty trading day period ending on the latest complete trading day prior to the conversion date. The Geneva CPN’s may be prepaid anytime upto 180 days from issuance with the following prepayment penalties: 1) The period beginning on the Issue Date and ending on the date which is ninety (90) days following the Issue Date, 125%; 2) The period beginning on the date that is ninety-one (91) day from the Issue Date and ending one hundred fifty (150) days following the Issue Date, 135%; and 3) The period beginning on the date that is one hundred fifty-one (151) day from the Issue Date and ending one hundred eighty (180) days following the Issue Date, 139%. Geneva has agreed to restrict its ability to convert the Geneva CPNs and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The Geneva CPNs represent a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. The Geneva CPNs also provide for penalties and rescission rights if the Company does not deliver shares of our common stock upon conversion within the required timeframes. In the event of default, the note interest rate increases to 22%.

On December 21, the Company paid $90,487 as full payment of the Geneva CPN dated July 13, 2020. The payment included $63,000 of principal, $2,917 of interest related to the coupon and $24,570 as a prepayment penalty recorded as interest expense.

The debt discount attributable to the fair value of the beneficial conversion feature contained in the Geneva CPNs amounted to $123,831 and is being accreted over the term of the Geneva CPNs. In the event a Geneva CPN is paid in advance of its maturity date, the future accretion is recorded in the period the related Geneva CPN is repaid.

During the three and six months ended December 31, 2020, the Company recognized $30,751 and $35,246, respectively, of interest expense. During the three and six months ended December 31, 2020, the Company recognized $59,326 and $100,375, respectively, of accretion related to the Convertible Notes and Geneva CPNs.

NOTE 7 – Subsequent Events

Management has reviewed material events subsequent of the period ended December 31, 2020 and prior to the filing of our consolidated financial statements in accordance with FASB ASC 855 “Subsequent Events”.

On January 12, 2021, Global Wholehealth Partners Corporation entered into a License Agreement (“Agreement”) with Charles Strongo. Under the terms of the Agreement, the Company has the exclusive license to manufacture, sell and license to be manufactured the only Biodegradable plastic for medical devices. The devices include cassettes, midstream, small buffer bottles, urine cups, and any other plastic type of medical device used in testing or for medical services under provisional patent number 63/054,139. The Company agreed to issue 3,000,000 shares of common stock and pay a 2% fee of gross sales from use of the patent. The duration of the agreement is for an initial period of five years. The Licesne agreement was valued at $0.46 per share or $1,380,000 and is included on the balance sheet as an asset amortized at $24,500 per month.

53

On January 5, 2021, the Board appointed a new member, Dr. Miriam Lisbeth Paez De La Cerda and issued 200,000 shares of restricted common stock to each of the six Directors for a total issuance of 1,200,000 shares valued at $0.72 per share, the closing price of our common stock on January 5, 2020.

On January 27, 2021, the Company and LionsGate entered into the Loan Agreement and Promissory Note pursuant to which the Company may borrow up to $250,000 at an annual interest rate of 5% and default interest rate of 15%. The Loan Agreement supersedes the Note dated March 29, 2020 and Note Amendment No. 1 dated June 30, 2020. The Promissory Note matures on December 31, 2021.

On February 5, 2021, the Company issued 264,298 shares to Dr. Scott Ford, See “Note 4 – Stockholders’ Equity” above for additional information.

On February 5, 2021, the Company issued 1,415,094 Commitment Shares to EMC2, See “Note 4 – Stockholders’ Equity” above for additional information.

54

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•	Our Annual Report on From 10-K for the period ended June 30, 2020;
•	Our Registration Statement on Form 10-12G/A filed with the SEC on April 2, 2020;
•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2020;
•	Our Quarterly Report on Form 10-Q for the period ended December 31, 2020; and
•	Our Current Reports on Form 8-K filed with the SEC November 3, 2020,and November 10, 2020.

In addition, we hereby incorporate by reference into this prospectus all documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the effective date of this Registration Statement and before we terminate the offering under this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:

Global WholeHealth Partners Corporation

2227 Avenida Oliva

San Clemente, California

(714) 392-9752

A copy of any or all of the foregoing documents which we incorporate by reference in this prospectus may be accessed on our corporate web site at www.gwhpcorp.com (Click the “Investors” link and then the “SEC Filings” link).

11,993,271 Shares

Common Stock

PROSPECTUS

March 3, 2021

55

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee.

Total
SEC registration fee	$6,542.33
Printing and engraving expenses	1,000
Legal fees and expenses	15,000
Accounting fees and expenses	17,000
Transfer agent and registrar fees	1,000
Miscellaneous	1,000
Total	$41,542.33

Item 14. Indemnification of Directors and Officers

Nevada Revised Statutes, NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

56

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

(Added to NRS by 1997, 694; A 2001, 3175)

The Registrant also maintains a directors’ and officers’ liability insurance policy that insures the Registrant’s directors and officers against such liabilities as are customarily covered by such policies.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have sold and issued the following unregistered securities.

On April 28, 2019, the Company issued 64,000 shares to Barbara Bauman, former executive officer, valued at $32,000, or the par value of our common stock (pre Reverse Split, defined below) at the time of issuance, in order to reimburse Mrs. Bauman for $7,798 of expenses paid on behalf of the Company and to compensate Mrs. Bauman as to $24,202 for her valuable services.

On May 23, 2019, the Company and LionsGate Funding Group LLC (“LionsGate”), owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into a Stock Sale and Purchase Agreement (the “SPA”) which closed on June 27, 2019. Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global WholeHealth Partners Corp., a private Wyoming corporation incorporated on April 9, 2019 (“Global Private”). Global Private has contacts with suppliers and contract manufacturers in the In vitro diagnostic industry, with rights to sell rapid diagnostic tests, such as the following 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other tests more than 40 which are FDA approved. Due to the common control of the Company and Global Private, pursuant to ASC 805-50-25, “Transactions Between Entities Under Common Control”, the SPA was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. Financial statement presentation under the predecessor values method of accounting as a result of a business combination between entities under common control requires the receiving entity (i.e., the Company) to report the results of operations as if both entities had been combined as of the beginning of the periods presented. The consolidated financial statements include both entities’ full results since the inception of Global Private.

On March 29, 2020, the Company issued a Promissory Note (the “Note”) to LionsGate in the amount of $506,625 which was equivalent to the advances made to the Company up to March 29, 2020. On March 30, 2020, LG decided it would be in the best interests of the Company to forgive the portion of the Note related to testing costs which totaled $443,750. As a result, the Company recognized $443,750 of other income for the three and six months ended March 31, 2020 leaving a Note balance of $62,875. The terms of the Note provide total funding of up to $585,000 or an additional $78,375. The Note bears interest at the rate of 5% per annum and the principal and interest is due and payable in full in 90 days on June 30, 2020. If not paid within the 90 days a 5% penalty will be added to the Note and the term will extend for an additional 90 days.

During the nine months ended March 31, 2020, the number of shares increased by 2,000,000 as a result of the Company selling 2,000,000 shares at $0.01 per share to LionsGate in exchange for cash of $20,000.

On May 8, 2020, the Company issued 1,850,000 shares valued at $2.00 as a bonus for prior service, including related party issuances of a) 500,000 shares to Charles Strongo, CEO; and b) 750,000 shares to LionsGate.

On July 9, 2020 and July 31, 2020, the Company received $50,000 and $40,000, respectively, from Dr. Scott Ford, Director, in exchange for restricted common stock at a price of $2.00 per share.

On July 13, 2020 and August 3, 2020, the Company and Geneva Roth Remark Holdings, Inc. ("Geneva") entered into separate and identical Securities Purchase Agreements (the "Geneva SPAs") Pursuant to the Geneva SPAs, Geneva and the Company entered into separate and identical Convertible Promissory Notes also dated as of July 13, 2020 and August 3, 2020 for principal amounts of $63,000 and $55,000, respectively (the "Geneva CPNs"). Pursunt to the terms of the Geneva CPNs, the Company received net proceeds of $60,000 and $52,000 (each notes proceeds were net of $3,000 in legal fees). The Geneva CPNs mature in one year, accrue interest of 10% and, after 180 days, are convertible into shares of common stock any time at a conversion price equal to 58% of the lowest trading price during the twenty trading day period ending on the latest complete trading day prior to the conversion date. Geneva has agreed to restrict its ability to convert the Geneva CPNs and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The Geneva CPNs represent a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. The Geneva CPNs also provide for penalties and rescission rights if the Company does not deliver shares of our common stock upon conversion within the required timeframes. In the event of default, the note interest rate increases to 22%.

On July 22, 2020, Company entered into a Common Stock Purchase Agreement (the “EMC2 SPA”) and a Registration Rights Agreement with EMC2 Capital, LLC (“EMC2 Capital”) pursuant to which EMC2 Capital agreed to invest up to One Hundred Million Dollars ($100,000,000) to purchase the Company’s common stock, at a purchase price as defined in the Common Stock Purchase Agreement. The Registration Rights Agreement was an inducement to EMC2 Capital to execute and deliver the Common Stock Purchase Agreement, whereby the Company agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws, with respect to the shares of common stock issuable for EMC2 Capital’s investment pursuant to the Common Stock Purchase Agreement. No shares have been sold to and purchased by EMC2 Capital as of the date of this report.

57

Concurrently with the July 22, 2020 Common Stock Purchase Agreement, the Company entered into a Common Stock Purchase Warrant with EMC2 Capital (the “EMC2 Warrant”) to subscribe for a purchase from the Company up to Two Million (2,000,000) shares of the Company’s Common Stock. The EMC2 Warrant has an initial exercise price of $1.59, the closing price of our common stock on July 22, 2020, is non-cancellable, vests upon issuance and expires on the fifth anniversary of the EMC2 Warrant date of issuance.

Unless otherwise stated above, the issuance of the above securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)	Financial Statement Schedule.

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

58

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of March 2021.

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

By:	/s/ Charles Strongo
Charles Strongo
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Charles Strongo and Rene Alvarez, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 3rd day of March 2021.

Signature	Title	Date
/s/ Charles Strongo	Chief Executive Officer, Chief Financial Officer, Secretary and Chairman (Principal	March 3, 2021.
Charles Strongo	Executive Officer)

/s/ Rene Alvarez	Chief Operations Officer, President and Director	March 3, 2021.
Rene Alvarez

/s/ Dr. Scott Ford	Director	March 3, 2021.
Dr. Scott Ford

/s/ Dr. Shuijie Cui	Chief Science Officer and Director	March 3, 2021.
Dr. Shuijie Cui

/s/ Wolfgang Groeters	Director	March 3, 2021.
Wolfgang Groeters
59

EXHIBIT INDEX

Exhibit No	Description of Exhibit
3.1	Articles of Incorporation (Incorporated by reference to Form S-1 filed on January 28, 2014)
3.2	By-Laws (Incorporated by reference to Form S-1 filed on January 28, 2014)
3.3	Certificate of Change dated May 9, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
3.4	Certificate of Amendment dated May 9, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
3.5	Certificate of Change dated August 30, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
5.1	Opinion of Stephen Mills, Esq. (Incorporated by reference to Form S-1 filed on January 28, 2021)
23.1	Consent of Independent Registered Accounting Firm (1)

(1) Filed Herewith

60